EXHIBIT 2.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ALY ENERGY SERVICES INC.

AND

KURT CHEW

Dated as of September 27, 2012

i

5.27	Banks.	32
5.28	Powers of Attorney.	32
5.29	Full Disclosure.	32
5.30	Financial Advisors.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER
6.1	Organization and Good Standing.	32
6.2	Authorization of Agreement.	32
6.3	Conflicts; Consents of Third Parties.	33
6.4	Litigation.	33
6.5	Newly-Formed Entity.	33

ARTICLE VII COVENANTS
7.1	Access to Information.	34
7.2	Conduct of the Business Pending the Closing.	34
7.3	Consents.	36
7.4	Further Assurances.	36
7.5	No Shop.	36
7.6	Preservation of Records.	37
7.7	Publicity.	37
7.8	Environmental Matters.	37
7.9	Cooperation with Financing.	38
7.10	Notification of Changes.	38
7.11	Non-Competition.	38
7.12	Release.	40

ARTICLE VIII CONDITIONS TO CLOSING
8.1	Conditions Precedent to Obligations of Purchaser.	40
8.2	Conditions Precedent to Obligations of Seller.	42

ARTICLE IX INDEMNIFICATION
9.1	Survival of Representations and Warranties.	43
9.2	Indemnification.	43
9.3	Indemnification Procedures.	45
9.4	Limitations on Indemnification for Breaches of Representations and Warranties.	47
9.5	Tax Matters.	47
9.6	Tax Treatment of Indemnity Payments.	51
9.7	Express Negligence	51

ARTICLE X PREFERRED SHARES
10.1	Compliance with Law.	51
10.2	Economic Risk; Sophistication; Accredited Investors.	52
10.3	Restriction on Sale or Other Transfer of Preferred Shares.	52

ARTICLE XI MISCELLANEOUS
11.1	Expenses.	53
11.2	Specific Performance.	53
11.3	Dispute Resolution.	53
11.4	Entire Agreement; Amendments and Waivers.	54

ii

11.5	Governing Law.	55
11.6	Notices.	55
11.7	Severability.	56
11.8	Binding Effect; Assignment.	56
11.9	No Partnership; Third-Party Beneficiaries.	56
11.10	Non-Recourse.	57
11.11	Counterparts.	57

LIST OF EXHIBITS

Exhibit A	Form of Employment Agreement
Exhibit B	Terms of the Preferred Shares
Exhibit C	Estimated Cash Purchase Price
Exhibit D	Form of Opinion of Cook Brooks Johnson PLLC
Exhibit E	Form of Amended and Restated Lease Agreement

LIST OF SCHEDULES

Schedule 5.9	No Undisclosed Liabilities
Schedule 5.10	Capital Expenditures
Schedule 5.11(f)	Taxes
Schedule 5.12(a)	Real Property
Schedule 5.13(b)	Personal Property
Schedule 5.14(a)	Intellectual Property
Schedule 5.14(i)	Software
Schedule 5.15	Material Contracts
Schedule 5.16(a)	Employee Benefit Plans
Schedule 5.16(i)	Nonqualified Deferred Compensation Plans
Schedule 5.18	Litigation
Schedule 5.22	Equipment Inventory
Schedule 5.23(a)	Accounts Receivable
Schedule 5.23(b)	Accounts Payable
Schedule 5.24	Related Party Transactions
Schedule 5.25(a)	Customers
Schedule 5.25(b)	Suppliers
Schedule 5.27	Bank Accounts
Schedule 5.28	Powers of Attorney
Schedule 5.30	Financial Advisors

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into this 27th day of September, 2012, by and between Aly Energy Services Inc., a Delaware corporation (together with any successor thereto, “Purchaser”), and Kurt Chew, an individual residing in Texas (“Seller”).

R E C I T A L S

WHEREAS, Seller owns an aggregate of 1,000 shares of the common stock, par value $1.00 per share (the “Acquired Shares”), of Austin Chalk Petroleum Services Corp., a Texas corporation (the “Company”), which constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Shares for the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1          Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Firm” shall have the meaning ascribed to such term in Section 3.3(c) hereof.

“Acquired Shares” shall have the meaning ascribed to such term in the Recitals.

“Acquisition Transaction” shall have the meaning ascribed to such term in Section 7.5(a) hereof.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Annual Financial Statements” shall have the meaning ascribed to such term in Section 5.8(a) hereof.

“Balance Sheet” shall have the meaning ascribed to such term in Section 5.8(b) hereof.

“Balance Sheet Date” shall have the meaning ascribed to such term in Section 5.8(b) hereof.

“Basket” shall have the meaning ascribed to such term in Section 9.4(a) hereof.

“Business” shall have the meaning ascribed to such term in Section 7.11(a) hereof.

“Business Day” means any day of the year on which national banking institutions in Texas are open to the public for conducting business and are not required or authorized to close.

“Cap” shall have the meaning ascribed to such term in Section 9.4(b) hereof.

“CapEx Deficit” shall mean the excess of $500,000 over the Capital Expenditures during the period from May 1, 2012 until the Closing Date.

“CapEx Overage” shall mean the excess of the Capital Expenditures during the period from May 1, 2012 until the Closing Date over $500,000.

“Capital Expenditures” shall mean expenditures for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, or additions to equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on a balance sheet.

“Cash Purchase Price” shall have the meaning ascribed to such term in Section 3.1(a) hereof.

“Closing” shall have the meaning ascribed to such term in Section 4.1 hereof.

“Closing Date” shall have the meaning ascribed to such term in Section 4.1 hereof.

“Closing Date Debt” shall have the meaning ascribed to such term in Section 5.9 hereof.

“COBRA” shall have the meaning ascribed to such term in Section 5.16(l) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Amounts” shall have the meaning ascribed to such term in Section 3.3(b) hereof.

“Common Stock” shall have the meaning ascribed to such term in Section 5.4(a) hereof.

“Company” shall have the meaning ascribed to such term in the Recitals.

“Company Activities” shall have the meaning ascribed to such term in Section 7.11(c) hereof.

“Company Plans” shall have the meaning ascribed to such term in Section 5.16(a) hereof.

“Company Properties” shall have the meaning ascribed to such term in Section 5.12(a) hereof.

“Company Released Parties” shall have the meaning ascribed to such term in Section 7.12 hereof.

“Confidential Information” shall have the meaning ascribed to such term in Section 7.11(c) hereof.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable that are eligible for financing and are not in excess of 90 days outstanding, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the UHY Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long-term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the UHY Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Employees” shall have the meaning ascribed to such term in Section 5.16(a) hereof.

“Employment Agreement” means the Employment Agreement to be entered into by and between Seller and the Company on the Closing Date, in the form attached hereto as Exhibit A.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any foreign, federal, state or local law, statute, regulation, rule, decree, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources (including, without limitation, the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Materials and any Release or threatened Release of, or any exposure of any individual or property to, any Hazardous Material) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by or issued pursuant to Environmental Laws for the operation of the Company.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning ascribed to such term in Section 5.16(b) hereof.

“Estimated Capital Expenditures” shall mean the estimated capital expenditures set forth in Exhibit C.

“Estimated Working Capital” shall mean the estimated working capital as determined in accordance with Exhibit C.

“Existing Indebtedness” means that certain Promissory Note dated October 26, 2011, made by the Company and payable to JPMorgan Chase Bank, NA in the principal amount of $453,000.00.

“Expenses” shall have the meaning ascribed to such term in Section 9.2(a)(v) hereof.

“Final Capital Expenditures” shall have the meaning ascribed to such term in Section 3.3(a).

“Final Cash Purchase Price” shall have the meaning ascribed to such term in Section 3.3(a).

“Final Closing Statement” shall have the meaning ascribed to such term in Section 3.3(a).

“Final Working Capital” shall have the meaning ascribed to such term in Section 3.3(a).

“Financial Statements” shall have the meaning ascribed to such term in Section 5.8(a) hereof.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” shall have the meaning ascribed to such term in Section 7.11(a) hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including without limitation, petroleum and its by-products and any components, fractions, or derivatives thereof, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Claim” shall have the meaning ascribed to such term in Section 9.3(a) hereof.

“Intellectual Property” means all intellectual property rights used by the Company arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (v) all Software and Technology of the Company.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company of a right to use a third Person’s intellectual property rights.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any Person, the knowledge after due inquiry of the officers, directors and other management employees of such Person or, in the case of an individual, of such individual.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Requirement” shall have the meaning ascribed to such term in Section 7.11(a) hereof.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” shall have the meaning ascribed to such term in Section 9.2(a)(i) hereof.

“Material Adverse Effect” means (i) a material adverse effect on the historical, near-term or long-term projected business, assets, liabilities, capitalization, properties, results of operations, condition (financial or otherwise) or prospects of the Company; (ii) a material adverse effect on the financial, banking, capital markets or general economic conditions; (iii) a material adverse effect on the value of the Company; (iv) changes in general economic, regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof; or (v) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or Seller Documents. A Material Adverse Effect shall be determined in light of Purchaser’s intended capital structure for the transactions contemplated by this Agreement.

“Material Contracts” shall have the meaning ascribed to such term in Section 5.15(a) hereof.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent, provided that an appropriate reserve is established therefor in accordance with GAAP; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Leases” shall have the meaning ascribed to such term in Section 5.13(b) hereof.

“Preferred Distribution Date” shall have the meaning ascribed to such term in Section 3.2(b).

“Preferred Shares” shall have the meaning ascribed to such term in Section 3.1(b) hereof.

“Primary Property” shall have the meaning ascribed to such term in Section 8.1(n) hereof.

“Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or proceedings by or before a Governmental Body.

“Purchase Price” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Purchaser” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Purchaser Documents” shall have the meaning ascribed to such term in Section 6.2 hereof.

“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2(a) hereof.

“Purchaser’s Environmental Assessments” shall have the meaning ascribed to such term in Section 7.10 hereof.

“Real Property Leases” shall have the meaning ascribed to such term in Section 5.12(a) hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Representatives” shall have the meaning ascribed to such term in Section 7.5(a) hereof.

“Restricted Area” shall have the meaning ascribed to such term in Section 7.11(a) hereof.

“Securities Act” shall have the meaning ascribed to such term in Section 10.01 hereof.

“Seller” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Seller Documents” shall have the meaning ascribed to such term in Section 5.2 hereof.

“Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2(b) hereof.

“Straddle Period” shall have the meaning ascribed to such term in Section 9.5(c) hereof.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Survival Period” shall have the meaning ascribed to such term in Section 9.1 hereof.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and all interest imposed on such penalties, fines, additions to tax, or additional amounts, (iii) any and all liability for the payment of any item described in clause (i) or (ii) above as a result of being or ceasing to be a member of a fiscal unity, affiliated, consolidated, combined, unitary or similar group and (iv) any transferee or successor liability in respect of any items described in clauses (i), (ii) and/or (iii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Audit” shall have the meaning ascribed to such term in Section 5.11(d).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report, document or statement permitted or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“Transaction Expenses” means the aggregate amount of fees and expenses and other payment obligations incurred by or on behalf of, or paid or payable by, the Company in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, advisors, brokers, consultants and accountants; any transaction, change of control or similar bonuses; costs, fees, penalties, payments or expenses incurred in obtaining any requisite consents, repayment of any Indebtedness or the release and termination of any Liens; and all fees and charges of any Governmental Body.

“UHY Financial Statements” shall have the meaning ascribed to such term in Section 8.1(o).

“Uncollected Amounts” shall have the meaning ascribed to such term in Section 3.3(b) hereof.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital Target” shall mean $2,100,000.00.

“Work Product” shall have the meaning ascribed to such term in Section 7.11(c) hereof.

“Working Capital” means the excess, if any, of (a) the Current Assets of the Company, over (b) the Current Liabilities of the Company.

“Working Capital Deficit” shall mean the excess of the Working Capital Target over the Working Capital as of the open of business on the Closing Date.

“Working Capital Surplus” shall mean the excess of the Working Capital as of the open of business on the Closing Date over the Working Capital Target.

(b)           Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(c)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
SALE AND PURCHASE OF SHARES

2.1          Sale and Purchase of Acquired Shares; Assignment and Assumption. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell the Acquired Shares to Purchaser, and Purchaser agrees to purchase the Acquired Shares from Seller.

ARTICLE III
CONSIDERATION

3.1          Consideration. Subject to any adjustments pursuant to Sections 3.3 and 9.4(d), the aggregate consideration for the Acquired Shares (the “Purchase Price”) shall be as follows:

(a)           an amount in cash (the “Cash Purchase Price”) equal to (i) $16,500,000.00 (ii) plus the Working Capital Surplus or minus the Working Capital Deficit, as applicable, if any, and (iii) plus the CapEx Overage or minus the CapEx Deficit, as applicable, if any; and

(b)           4,000,000 shares of preferred stock in Purchaser, with such terms and provisions as set forth in Exhibit B attached hereto (the “Preferred Shares”).

3.2           Payment of Purchase Price.

(a)           On the Closing Date, Purchaser shall pay an estimated cash purchase price to Seller, calculated according to Exhibit C, which shall be paid to Seller by wire transfer of immediately available funds into an account designated by Seller at least two (2) days prior to the Closing Date.

(b)           Purchaser shall issue the following amounts of Preferred Shares to Seller, subject to any adjustments pursuant to Section 9.2(c)(i), on the following dates: (i) 2,000,000 Preferred Shares on December 31, 2012 and (ii) 2,000,000 Preferred Shares on the earlier of March 31, 2013 or the date that is five (5) days after Purchaser’s auditors have completed an audit of the Company’s financial statements for the year ended December 31, 2012 (the date of such distribution under clause (ii) being referred to as the “Preferred Distribution Date”).

3.3           Adjustments to the Cash Purchase Price.

(a)           As soon as practicable but in any event prior to December 31, 2012, Purchaser shall prepare and deliver to Seller a statement (the “Final Closing Statement”) setting forth (i) the aggregate amount of Capital Expenditures made by the Company during the period from May 1, 2012 until the Closing Date (the “Final Capital Expenditures”), (ii) the amount of Working Capital of the Company as of the open of business on the Closing Date (the “Final Working Capital”), (iii) any adjustments to the Final Working Capital pursuant to Section 3.3(b) and (iv) the final Cash Purchase Price calculated in accordance with Section 3.1 (“Final Cash Purchase Price”).

(b)           Notwithstanding anything to the contrary, if (i) on or prior to December 31, 2012, the Company has collected any amounts (the “Collected Amounts”) related to accounts receivable that were in excess of ninety (90) days outstanding as of the Closing Date, the Final Working Capital shall be adjusted upward by an amount equal to the Collected Amounts and (ii) the Company has not collected any amounts (the “Uncollected Amounts”) related to accounts receivable that are included in the calculation of Final Working Capital pursuant to Section 3.3(a) and, on January 1, 2013, such accounts receivable were in excess of ninety (90) days outstanding, the Final Working Capital shall be adjusted downward by an amount equal to the Uncollected Amounts. Any accounts receivable in existence on the Closing Date that has not been collected by the Company by the date of the calculation of the Final Working Capital will be assigned to Seller.

(c)           Within thirty (30) days following the delivery of the Final Closing Statement, Seller shall notify Purchaser if Seller disagrees with the Final Working Capital or the Final Capital Expenditures as set forth on the Final Closing Statement. If Seller does not so notify Purchaser, Seller shall be deemed to have accepted such amounts. If Seller does so notify Purchaser that Seller disagrees with any such amounts, and Seller and Purchaser are thereafter unable to agree within twenty (20) days after delivery of the Final Closing Statement, the Final Working Capital and/or the Final Capital Expenditures, as the case may be, shall be determined by an independent accounting firm selected by Purchaser from a list of three nationally or regionally recognized independent accounting firms in the United States provided by Seller, so long as such selected firm is not then retained by Purchaser or Seller (the “Accounting Firm”). The determination by the Accounting Firm shall be final and binding on Purchaser and Seller, and the fees and expenses of the Accounting Firm shall be borne by the party that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally resolved by the Accounting Firm in accordance with this Section 3.3(c), as determined by reference to the Final Cash Purchase Price.

(d)           If the Final Working Capital, as finally determined pursuant to Section 3.3(c), is greater than the Estimated Working Capital, then, within five (5) days following the final determination thereof, Purchaser shall pay Seller an amount equal to such difference by wire transfer of immediately available funds to the account or accounts designated by Seller. If the Final Working Capital, as finally determined pursuant to Section 3.3(c), is less than the Estimated Working Capital, then, within five (5) days following the final determination thereof, Seller shall pay Purchaser an amount equal to such difference by wire transfer of immediately available funds to the account or accounts designated by Purchaser. If the Final Capital Expenditures, as finally determined pursuant to Section 3.3(c), is greater than the Estimated Capital Expenditures, then, within five (5) days following the final determination thereof, Seller shall pay Purchaser an amount equal to such difference by wire transfer of immediately available funds to the account or accounts designated by Purchaser. If the Final Capital Expenditures, as finally determined pursuant to Section 3.3(c), is less than the Estimated Capital Expenditures, then, within five (5) days following the final determination thereof, Purchaser shall pay Seller an amount equal to such difference by wire transfer of immediately available funds to the account or accounts designated by Sellers.

ARTICLE IV
CLOSING AND TERMINATION

4.1           Closing Date. The closing of the sale and purchase of the Acquired Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Baker Botts L.L.P. at 910 Louisiana Street, Houston, Texas at 10:00 a.m. (Houston time) on a date no later than the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2           Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)           At the election of Seller or Purchaser on or after October 22, 2012, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default or breach of any of its obligations hereunder, or has not failed or refused to close without justification hereunder;

(b)           by either Seller or Purchaser in writing without prejudice to other rights and remedies which the terminating party may have (provided the terminating party are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party shall (i) materially fail to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) breach or have breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable; or

(c)           by mutual written consent of Seller and Purchaser;

4.3          Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Acquired Shares hereunder shall be abandoned, without further action by Purchaser or Seller.

4.4          Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination; provided, however, that the obligations of the parties set forth in Article XI hereof shall survive any such termination and shall be enforceable hereunder; and provided, further, however, that nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of this Agreement prior to the effective date of termination.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1          Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

5.2          Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against him in accordance with their respective terms.

5.3           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by Seller of this Agreement or any of Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company under, any provision of (i) the Articles of Incorporation or Bylaws of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order of any Governmental Body applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law.

(b)           The execution and delivery by Seller of this Agreement or any of Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract to which Seller is a party, (ii) any Order of any Governmental Body applicable to Seller, or (iii) any applicable Law.

(c)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or Seller in connection with (i) the execution and delivery of this Agreement or any of Seller Documents by Seller, the compliance by Seller with any of the provisions hereof or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

(d)           Seller and the Company have waived their rights contained in Article IX of the Bylaws of the Company.

5.4           Capitalization.

(a)           The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”). As of the date hereof, there are 1,000 shares of Common Stock issued and outstanding and no shares of Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b)           There is no existing option, warrant, call, right or Contract of any character to which Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. None of Seller or the Company is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company.

5.5           Subsidiaries. The Company does not have, and has never had, any Subsidiaries and does not own, control, or otherwise hold, directly or indirectly, any equity interests in any Person. The Company is not party to any Contract that could require it to make any loan to, investment in, or contribution or advance to, any Person.

5.6           Corporate Records.

(a)           Seller has delivered to Purchaser true, correct and complete copies of the Articles of Incorporation (certified by the Texas Secretary of State) and Bylaws (certified by the secretary, assistant secretary or other appropriate officer) of the Company.

(b)          The minute books of the Company previously made available to Purchaser contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to Purchaser are true, correct and complete.

5.7           Ownership and Transfer of Acquired Shares. Seller is the record and beneficial owner of the Acquired Shares as his sole and separate property, free and clear of any and all Liens. Seller has all requisite power and authority to sell, transfer, assign and deliver such Acquired Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Acquired Shares, free and clear of any and all Liens.

5.8           Financial Statements.

(a)           Seller has delivered to Purchaser copies of the unaudited balance sheets of the Company as at December 31, 2010 and 2011 and the related unaudited statement of revenue and expenses of the Company for the years then ended (the “Financial Statements”).

(b)          Each of the Financial Statements is complete and correct in all material respects, has been prepared consistently without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly on a historical cost basis the financial position and results of operations of the Company as at the dates and for the periods indicated therein. For the purposes hereof, the balance sheet of the Company as at December 31, 2011 is referred to as the “Balance Sheet” and December 31, 2011 is referred to as the “Balance Sheet Date.”

(c)           The Company keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.9           No Undisclosed Liabilities. Except as set forth on Schedule 5.9, the Company has no Liabilities except (i) trade payables incurred in the Ordinary Course of Business since the Balance Sheet Date, (ii) the Existing Indebtedness and (iii) as fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto. Other than trade payables incurred in the Ordinary Course of Business since the Balance Sheet Date, the Liabilities of the Company, including, without limitation, the Existing Indebtedness, will be paid in full by the Company on or before Closing.

5.10         Absence of Certain Developments.

(a)           Since the Balance Sheet Date (i) the Company has conducted its business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, other than any cash dividend or other cash distribution in respect of the capital stock of the Company.

(b)           Without limiting the generality of the foregoing, since the Balance Sheet Date:

(i)            there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $50,000 for any single loss or $200,000 for all such losses;

(ii)           the Company has not awarded any bonuses to employees of the Company, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, Employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, Employees, agents or representatives;

(iii)          there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(iv)          the Company has not made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(v)           the Company has not entered into any transaction or Contract or conducted its business other than in the Ordinary Course of Business;

(vi)          the Company has not failed to promptly pay and discharge current liabilities;

(vii)         the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Seller or any director, officer, partner, stockholder or Affiliate of Seller;

(viii)        the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(ix)          the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(x)           the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness;

(xi)           the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xii)          the Company has not instituted or settled any Proceeding; and

(xiii)         neither Seller nor the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.10.

(c)           Since May 1, 2012, except as disclosed on Schedule 5.10, the Company has not made or committed to make any capital expenditures or capital additions or betterments.

5.11        Taxes.

(a)           (i) all Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct and (ii) all Taxes payable by or on behalf of the Company have been fully and timely paid to the appropriate Taxing Authority. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company to the appropriate Taxing Authority.

(b)           The Company has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)           All sales, use, transfer or similar Taxes required to be collected by the Company have been duly and timely collected, or caused to be collected, and either duly and timely paid to the proper Taxing Authority.

(d)           All Taxes that the Company is or was required to withhold or collect in connection with any amounts paid or owing to any Employee, director, manager, independent contractor, shareholder, member, nonresident, creditor, or other third Person (including amounts paid or owing by or to the Company and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated IRS and Treasury Department guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper Taxing Authority or other Person; the Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Company has paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

(e)           Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of, or including, the Company relating to all taxable periods since 2008 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company. All income and franchise Tax Returns filed by or on behalf of the Company have been examined by the relevant Taxing Authority or the statute of limitations with respect to such Tax Returns has expired.

(f)           Schedule 5.11(f) lists (i) all material types of Taxes paid, and all types of Tax Returns filed by or on behalf of the Company and (ii) all of the jurisdictions that impose such Taxes or with respect to which such Tax Returns are required to be filed. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(g)           All deficiencies asserted or assessments made as a result of any audits, investigations, claims, inquiries, or other administrative proceeding, discussions or other Legal Proceeding by or with any Taxing Authority (“Tax Audit”) of the Tax Returns of, or including, the Company have been fully paid, and there are no Tax Audits by or with any Taxing Authority in progress, nor has Seller or the Company received any notice from any Taxing Authority that it intends to conduct such a Tax Audit. No issue has been raised by a Taxing Authority in any prior Tax Audit that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency or assessment for any subsequent taxable period.

(h)           Neither the Company nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) made, agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iv) requested or agreed to any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension or waiver for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)           No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, (vi) directly or indirectly secures any debt the interest of which is exempt from Tax under Section 103(a) of the Code, or (vii) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(j)            Seller is not a foreign person within the meaning of Section 1445 of the Code.

(k)           The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(l)            There is no agreement, plan, arrangement or other Contract (including, without limitation, this Agreement or the arrangements contemplated hereby) covering any present or former employee or independent contractor of the Company that, individually or collectively with any other such Contracts, will, or could reasonably be expected to, (i) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or Section 162 of the Code (as determined without regard to Section 280G(b)(4)) or (ii) subject any such Person to additional Taxes under Section 409A of the Code. The Company is not a party to any Contract, and does have any obligation (current or contingent) to compensate any individual for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code.

(m)          The Company has not requested, is not subject to, and is not the subject of any private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum, or agreement from, of or with the IRS or any other Taxing Authority.

(n)           There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

(o)           The Company has never been a member of any fiscal unity, consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. No Acquired Company has liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(p)           The Company is, and has at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and the Company has not at any time engaged in or entered into (i) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (ii) any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2, or (iii) any “listed transaction” within the meaning of Treasury Regulation Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the Company. The Company has not entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Taxing Authority in a jurisdiction outside the United States.

(q)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(r)           There is no taxable income of Company that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period, or portion thereof, beginning after the Closing Date as a result of any (i) change in method of accounting, (ii) intercompany transactions (within the meaning of Treasury Regulation Section 1.1502-13(b)(1) or Treasury Regulation Section 1.1502-19 or any similar foreign, state or local Law), (iii) excess loss account, (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(s)           The Company and Seller have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(t)           The Company does not have, and has never had, a permanent establishment in any country other than the United States and has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(u)           The Company has been a validly electing “S” corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2008 and the Company will be an “S” corporation up to and including the Closing Date.

(v)           The Company has been a validly electing “S” corporation under each provision of state or local Law analogous to Sections 1361 and 1362 of the Code in each jurisdiction where Company is required to file a Tax Return at all times since January 1, 2008 and the Company will be an “S” corporation up to and including the Closing Date.

5.12         Real Property.

(a)           The Company does not own or have any ownership interest in any real property and has never owned or had any ownership interest in real property. Schedule 5.12(a) sets forth a complete list of all real property and interests in real property leased by the Company (“Real Property Leases” and such leased properties being referred to as “Company Properties”). The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company. All of the Company Properties, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear). The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)           The Company has a valid and enforceable leasehold interest under each of the Real Property Leases. The Company is in compliance with the terms of each Real Property Lease. Each of the Real Property Leases is in full force and effect, and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and, to the Knowledge of the Company or Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c)           The Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d)           There does not exist any actual or threatened condemnation or eminent domain Proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)           Neither Seller nor the Company has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f)           The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.13        Assets.

(a)           The Company has good and indefeasible title to all assets purported to be owned by it, including those reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business) or acquired after the Balance Sheet Date, free and clear of any and all Liens, other than the Permitted Exceptions. All items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable and adequate for the purposes used.

(b)           Schedule 5.13(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company are bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)           The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Company or, to the Knowledge of the Company or Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

(d)           The assets owned by the Company and to be indirectly acquired through the purchase of the Acquired Shares are sufficient to conduct the business of the Company in the same manner as such business has been conducted prior to the date hereof.

5.14         Intellectual Property.

(a)           Schedule 5.14(a) sets forth an accurate and complete list of Intellectual Property owned or filed by the Company. Schedule 5.14(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b)           The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all Intellectual Property used by the Company in its businesses, free and clear of all Liens or obligations to others.

(c)           The Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company and the Company’s present and currently proposed business practices and methods do not constitute an unauthorized use or misappropriation of any patent, copyright, trade secret or other similar right, of any Person and, to the Knowledge of the Company and Seller, do not infringe, constitute an unauthorized use of, or violate any other right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which the Company or any of its present or former employees is a party). The Intellectual Property owned by or licensed to the Company includes all of the intellectual property rights necessary to enable the Company to conduct their businesses in the manner in which such business is currently being conducted and, to the Knowledge of the Company and Seller, as currently proposed to be conducted.

(d)           The Company is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the businesses of the Company as currently conducted or proposed to be conducted.

(e)           The Company is not a party to any Intellectual Property License.

(f)           No Trade Secret or any other non-public, proprietary information material to the business of the Company has been disclosed by the Company to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property. The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and any other confidential information.

(g)           To the Knowledge of the Company and Seller, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company, and no such claims have been made against any Person by the Company.

(h)           No present or former Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company.

(i)           Schedule 5.14(i) sets forth a complete and accurate list of all Software that is used by the Company in the business that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.

5.15        Material Contracts.

(a)           Schedule 5.15 sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i)            Contracts with Seller or any current or former officer, director, stockholder or Affiliate of the Company;

(ii)           Contracts containing an agreement of the Company to deal exclusively with any Person or otherwise restricting the conduct of the Company’s business;

(iii)          Contracts for the acquisition or sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)         Contracts for joint ventures, strategic alliances, investments, partnerships or other arrangement involving a sharing of profits or losses;

(v)          Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area;

(vi)         Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

(vii)        Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the Company’s assets;

(viii)       Contracts under which the Company has made advances or loans to any other Person;

(ix)          Contracts providing for severance, retention, change in control or other similar payments;

(x)           Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xi)          Contracts with any of the Company’s customers and suppliers;

(xii)         outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company; and

(xiii)        any other Contract which is material to the Company.

(b)          Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The Company is not in default under any Material Contract, nor, to the Knowledge of the Company or Seller, is any other party to any Material Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.16        Employee Benefits Plans.

(a)           The Company (i) does not have, maintain, or contribute to or have an obligation to contribute to and (ii) during the six-year period preceding the Closing Date, has not had, maintained, or contributed to or had an obligation to contribute to any “employee pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Schedule 5.16(a) sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (“Employees”) (collectively, the “Company Plans”).

(b)           The Company has no Affiliate or any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”). None of the Company Plans are “multiemployer plans,” as defined in Section 3(37) of ERISA, or is or have been subject to Sections 4063 or 4064 of ERISA.

(c)           Correct and complete copies of the following documents, with respect to each of the Company Plans have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plan documents, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) written communications to employees relating to the Company Plans; (iii) written descriptions of all non-written agreements relating to the Company Plans; (iv) the most recent annual or other report filed with each Governmental Body with respect to each such plan, including all applicable schedules and audited financial statements attached thereto; (v) the most recent summary plan description and any summaries of material modifications thereto and (vi) the most recent determination letter or opinion letter issued by the IRS.

(d)           The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither the Company nor any “party in interest” or “disqualified person” with respect to any Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(e)           The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(f)           Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

(g)           The Company has not engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

(h)           All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet.

(i)           Set forth on Schedule 5.16(i) is a true, accurate, and complete list of each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company. Since January 1, 2005, each such nonqualified deferred compensation plan has been maintained in good faith operational compliance with Section 409A of the Code and, as of December 31, 2008, each nonqualified deferred compensation plan is in documentary compliance with Section 409A of the Code.

(j)           There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company or Seller have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(k)           There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Company Plans. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken. Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(l)           None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary. The Company has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(m)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable to any Employee or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(n)           The Company has no contract, plan or commitment, whether legally binding or not, to create any employee benefit plan of any kind.

5.17        Labor.

(a)           The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

(b)           No employees are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation Proceedings or petitions seeking a representation Proceeding presently pending or, to the Knowledge of the Company or Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company and Seller, threatened by any labor organization or group of employees of the Company.

(c)           There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or Seller, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company or Seller, threatened by or on behalf of any employee or group of employees of the Company.

(d)           There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company or Seller, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, immigration and employment of immigrants, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company.

5.18         Litigation. Except as set forth in Schedule 5.18, there is no Proceeding pending or, to the Knowledge of the Company or Seller, threatened against the Company (or to the Knowledge of the Company or Seller, pending or threatened, against any of the officers, directors or Employees of the Company with respect to their business activities on behalf of the Company), or to which Seller or the Company is otherwise a party. To the Knowledge of the Company and Seller, there is no reasonable basis for any Proceeding against the Company. The Company is not subject to any Order.

5.19         Compliance with Laws; Permits.

(a)           To the Knowledge of Seller and Company, the Company has been since January 1, 2010 and is in compliance in all material respects with all Laws applicable to its business, operations or assets. The Company has not received any notice of or been charged with the violation of any Laws. To the Knowledge of the Company and Seller, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)           The Company currently has all Permits that are required for the operation of its business. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Knowledge of the Company and Seller, there are no facts or circumstances that could form the basis for any such default or violation.

5.20         Environmental Matters.

(a)           The operations of the Company and all Company Properties are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits. No action or Proceeding is pending or, to the Knowledge of the Company or Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company or Seller, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws or Environmental Permits.

(b)           Neither the Company nor any of the Company Properties is the subject of any outstanding written Order or Contract with any Governmental Body or Person or is subject to any judgment respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material.

(c)           No claim has been made or is pending, or to the Knowledge of the Company or Seller, threatened against the Company or any Company Property alleging that the Company may be in violation of any Environmental Law or Environmental Permit or may have any liability under any Environmental Law.

(d)           No facts, circumstances or conditions exist (including any Release or threatened Release of Hazardous Materials) with respect to the Company or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring Environmental Costs and Liabilities.

(e)           There are no investigations of the business, operations, or currently or to the Knowledge of the Company or Seller, previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company or Seller, threatened which could lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Law.

(f)           To the Knowledge of the Company and Seller, there is not located at any Company Property (nor has there ever been) any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls.

(g)           Seller has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

5.21        Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all Contracts to which the Company is a party or by which it is bound. No event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the Company’s insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company and Seller, no threat has been made to cancel any insurance policy of the Company during such period. No event has occurred that limits or impairs the rights of the Company under any of the Company’s insurance policies and the Company has given notice to its insurers of any claim or circumstance that might give rise to a claim under such insurance policies. There is no material claim pending under any current or prior insurance policy that has been disputed or denied by any of the Company’s insurers or as to which any of the Company’s insurers have reserved their rights. All premiums in respect of such policies have been, or will be, paid in full and such policies will be continued in full force and effect until their natural expiry and will not in any way be affected by, or terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement. The Company has complied with each such insurance policy and has not failed to give any notice or present any claim thereunder in a due and timely manner.

5.22        Equipment Inventory. The inventory of the Company is in good condition and in a state of good maintenance and repair and is leasable in the Ordinary Course of Business. Except as set forth in Schedule 5.22, (i) the amounts of inventories of the Company that are classified as such on the Balance Sheet were reasonable in relation to then-existing circumstances of the Company and (ii) the Company does not depend on any single vendor for its inventories the loss of which could have a Material Adverse Effect.

5.23         Accounts Receivable/Payable.

(a)           All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet have been collected. Except as provided on Schedule 5.23(a), all accounts and notes receivable arising after the Balance Sheet Date are good and collectible within 120 days without resort to Proceedings or collection agencies at the aggregate recorded amounts thereof. None of the accounts or the notes receivable of the Company are subject to any setoffs or counterclaims.

(b)           All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable. Except as set forth on Schedule 5.23(b), none of the accounts payable of the Company have been outstanding for more than 45 days from their respective billing dates.

5.24        Related Party Transactions.

Except as set forth in Schedule 5.24, neither Seller nor any other director, officer, partner, stockholder or Affiliate of the Company (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.

5.25         Customers and Supplies.

(a)           Schedule 5.25(a) sets forth a list of all customers of the Company, showing the approximate total sales by the Company to each such customer for the year ended December 31, 2011 and the six months ended June 30, 2012. Except as provided on Schedule 5.25(a), since the Balance Sheet Date, no customer has terminated its relationship with the Company or, except in the ordinary course consistent with past practice, materially reduced, or changed the terms of, its business with the Company and, to the Knowledge of the Company and Seller, no customer has notified the Company that it intends to terminate or, except in the ordinary course consistent with past practice, materially reduce, or change the terms of, its business with the Company.

(b)           Schedule 5.25(b) sets forth a list of all suppliers of the Company, showing the approximate total expenditures by the Company to each such suppler to whom the Company made total expenditures in excess of $25,000 for the year ended December 31, 2011 and the six months ended June 30, 2012. Except as provided on Schedule 5.25(b), since the Balance Sheet Date, no supplier has terminated its relationship with the Company or, except in the ordinary course consistent with past practice, materially reduced, or changed the terms of, its business with the Company and, to the Knowledge of the Company and Seller, no supplier has notified the Company that it intends to terminate or, except in the ordinary course consistent with past practice, materially reduce, or change the terms of, its business with the Company.

5.26        Product Liability.

(a)           The Company does not have any liability for replacement or repair of any products assembled, repaired, maintained, delivered or installed that are not reserved against on the Balance Sheet.

(b)           The Company has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.

5.27        Banks. Schedule 5.27 contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

5.28        Powers of Attorney. Except as set forth on Schedule 5.28, no person holds a power of attorney to act on behalf of the Company.

5.29        Full Disclosure. This Agreement and its respective schedules delivered by or on behalf of Seller hereunder are true, correct and complete in all material respects. No representation or warranty of Seller contained in this Agreement and no written statement made by or on behalf of Seller or the Company to Purchaser or any of its Affiliates pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company or Seller have not disclosed to Purchaser in writing that could reasonably be expected to have a Material Adverse Effect.

5.30        Financial Advisors. Except as set forth on Schedule 5.30, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1          Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

6.2          Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

6.3          Conflicts; Consents of Third Parties.

(a)           Neither the execution and delivery by Purchaser of this Agreement and Purchaser Documents nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Articles of Incorporation or Bylaws of Purchaser; (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) violate any non competition agreement entered into by Purchaser or any of the owners of Purchaser; or (iv) violate any statute, rule, regulation or Order of any Governmental Body by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4          Litigation. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely (a) to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby or (b) to have a material adverse effect on Purchaser.

6.5          Newly-Formed Entity. Purchaser is a newly-formed entity, with limited operating history and formed for the purpose of acting as a holding company in order to finance the acquisition of the Company. Within five (5) days of the Closing Date, Purchaser will provide to Seller, a pro forma balance sheet of Purchaser that, to Purchaser’s knowledge, reasonably projects the assets, liabilities and capitalization of Purchaser as of the Closing Date. Notwithstanding the foregoing, Purchaser makes no representation or warranty to Seller with respect to the historical assets and liabilities of the Company included in such pro forma balance sheet.

ARTICLE VII
COVENANTS

7.1          Access to Information. Seller agrees that prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, books and records, businesses and operations of the Company as it reasonably requests. Seller shall cooperate, and shall cause the Company to cooperate, fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or Seller Documents. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination.

7.2           Conduct of the Business Pending the Closing.

(a)           Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, Seller shall, and shall cause the Company to:

(i)            conduct the respective businesses of the Company only in the Ordinary Course of Business;

(ii)           use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

(iii)          maintain (A) all of the assets and properties of the Company in their current condition and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)         (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

(v)          comply in all material respects with all applicable Laws; and

(vi)          not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)          Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, Seller shall not, and shall not permit the Company to:

(i)           declare, set aside, make or pay any non-cash dividend or other non-cash distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(ii)           transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii)          effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv)         amend the Articles of Incorporation or Bylaws of the Company;

(v)          (A) increase the compensation payable or to become payable to any employee, officer or director, consultant of the Company, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, officer, director or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

(vi)         incur or assume any Indebtedness;

(vii)        subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company;

(viii)       acquire any material properties or assets, make any Capital Expenditures, or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company;

(ix)          enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(x)           cancel or compromise any debt or claim or waive or release any material right of the Company;

(xi)          enter into any commitment for capital expenditures of the Company;

(xii)         enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(xiii)        introduce any material change with respect to the operation of the Company, including any change in prices or terms;

(xiv)        permit the Company to enter into any transaction or to enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(xv)         permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate of the Company or any director, officer or employee of the Company;

(xvi)        make a change in its accounting or Tax reporting principles, methods or policies;

(xvii)       make or rescind any election relating to Taxes or settle or compromise any claim or Proceeding relating to Taxes;

(xviii)      enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area;

(xix)        terminate, amend, restate, supplement or waive any rights under any Material Contract, Real Property Lease, Personal Property Lease, Intellectual Property License or Permit; and

(xx)         agree to do anything prohibited by this Section 7.2 or anything which would make any of the representations and warranties of Seller in this Agreement or Seller Documents untrue or incorrect in any material respect.

7.3          Consents. Seller shall use (and shall cause the Company to use) its best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement.

7.4          Further Assurances. Seller shall take all commercially reasonable actions necessary or appropriate to consummate the transactions contemplated by this Agreement and to cause the fulfillment at the earliest practicable date of all conditions to the parties’ obligation to consummate the transactions contemplated by this Agreement.

7.5          No Shop.

(a)          Seller will not, and will not permit the Company or any of the directors, officers, employees, representatives or agents of the Company (collectively, “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or any capital stock of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”); (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction; (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction; or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)           Seller shall (and shall cause the Company and the Representatives to immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Purchaser) conducted heretofore with respect to any of the foregoing. Seller agrees not to (and to cause the Company not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

7.6          Preservation of Records. Seller and Purchaser agree that each of them shall (and shall cause the Company to) preserve and keep the records held by them relating to the respective businesses of the Company for a period of six years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Proceedings against or governmental investigations of Seller, the Company, or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

7.7          Publicity.

(a)           Neither Seller nor Purchaser shall (and Seller shall cause the Company not to) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto.

(b)           Purchaser and Seller agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller agrees to use its reasonable best efforts to obtain “confidential treatment” of this Agreement and to redact such terms of this Agreement as the other party shall request.

7.8          Environmental Matters. At Purchaser’s request and at its cost, following the Closing, Seller shall permit Purchaser and Purchaser’s environmental consultant, to conduct such investigations (including investigations known as “Phase I” and “Phase II” environmental Site Assessments) of the environmental conditions of any real property leased by Seller to the Company and the operations conducted thereat as Purchaser, in its sole discretion, shall deem necessary or prudent (“Purchaser’s Environmental Assessments”). Purchaser’s Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company.

7.9          Cooperation with Financing. Seller shall, and shall cause the Company to, provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request in obtaining financing related to the consummation of the transactions contemplated by this Agreement. In furtherance of the foregoing, if requested by Purchaser’s lenders, Seller shall execute (a) a customary subordination agreement, pursuant to which Seller shall agree to subordinate the payments to be made, if any, pursuant to Section 3.4 hereof, to the payment of the obligations to Purchaser’s lenders and (b) a customary landlord waiver and consent with respect to the Lease.

7.10        Notification of Changes. Between the date hereof and the Closing Date, Seller shall, or shall cause the Company to, promptly notify Purchaser in writing if Seller or the Company becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations or warranties made as of the date hereof or (b) the occurrence of any fact or condition that would, or would be reasonably likely to, cause or constitute a breach of any of Seller’s representations or warranties contained in Article V, had such representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Seller shall also promptly notify Purchaser of the occurrence of any breach of any covenant of Seller contained in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely. This Section 7.10 shall not modify or limit in any way Purchaser’s rights under Articles IV, VIII or IX or any other provision hereof.

7.11        Non-Competition. As partial consideration for payment of the Purchase Price, Seller agrees to the following covenants:

(a)           Definitions. The following terms shall have the following meanings:

(i)            “Business” means (A) the manufacture, lease or sale of any oilfield services equipment or products, and (B) all other services provided by any Company during the three (3) year period prior to the Closing Date to any current or former customer of any Company.

(ii)           “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(iii)          “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

(iv)         “Prohibited Period” means a period five (5) years.

(v)          “Restricted Area” means the United States of America and any other jurisdiction in which any Company has performed services or otherwise engaged in activities for the purpose of performing services during the three (3) year period prior to the Closing Date.

(b)          Non-Competition and Non-Solicitation.

(i)            Seller shall not, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any Person or Persons as principal, agent, employee, stockholder, owner, investor, partner or in any other manner whatsoever (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed one percent of the outstanding shares so listed), owner, investor, partner or in any other manner whatsoever, directly or indirectly, (A) engage in the Business or otherwise compete with the Company or any of its affiliates in the Business in the Restricted Area, (B) solicit business from, or provide services to, any of the customers or accounts of the Company or any of its Affiliates in the Business in the Restricted Area, or (C) become the employee of, or otherwise render services to or on behalf of, any enterprise where the division or department in which Seller works competes with such Business of the Company or any of its Affiliates; and

(ii)           Seller shall not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its Affiliates, (B) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company or any of its Affiliates, or (D) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company or any of its Affiliates.

(c)           Confidentiality. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Seller, individually or in conjunction with others, during the Prohibited Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or its Affiliate’s business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be retained for and, to the extent practicable, disclosed to the Company and are and shall be the sole and exclusive property of the Company. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, architectural renditions and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, made, developed or acquired by Seller individually or in conjunction with others during the Prohibited Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, trade secrets, products or services (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Seller agrees to perform all actions reasonably requested by the Purchaser to establish and confirm such exclusive ownership.

7.12        Release. In exchange for receipt of the Purchase Price and effective as of the Closing, Seller hereby irrevocably and unconditionally releases, acquits and forever discharges, without any additional consideration or the need for additional documentation, each of the Company and its Affiliates, and each of their respective partners, members, managers, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (collectively, the “Company Released Parties”) from any and all charges, complaints, claims, suits, judgments, demands, actions, obligations or liabilities, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known, unknown or presently unknowable, contingent or absolute, whether asserted or not, now existing or which may subsequently accrue to them in the future, emanating from, in connection with, related to or arising out of the ownership, management or operation of the business of the Company prior to the Closing. In exchange for receipt of the Purchase Price and effective as of the Closing, Seller hereby agrees that it shall not institute, pursue, solicit, encourage or assist any Proceeding(s) (at Law or in equity), suits, or claims in state or federal court against or adverse to the Company Released Parties arising from or attributable to the business of the Company in connection with the foregoing.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1          Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing;

(b)           Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received copies of such documents evidencing the performance thereof as Purchaser may reasonably request;

(c)           there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(d)           no Proceedings shall have been instituted or threatened or claim or demand made against Seller, the Company, or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)           Purchaser shall have received a certificate signed by Seller, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(d) have been satisfied in all respects;

(f)           Seller shall have obtained all consents, waivers and approvals referred to in Section 5.3(c) hereof in a form satisfactory to Purchaser;

(g)           Purchaser shall have received the written resignations of each of the officers and directors of the Company;

(h)           Purchaser shall have received the Estimated Closing Statement;

(i)           Seller shall have entered into the Employment Agreement and such Employment Agreement shall be in full force and effect and Seller shall be willing and able to perform in accordance with such Employment Agreement;

(j)            Purchaser shall have received an opinion of Cook Brooks Johnson PLLC, counsel to Seller, substantially in the form attached hereto as Exhibit D;

(k)           Seller shall have delivered, or caused to be delivered, to Purchaser stock certificates representing the Acquired Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(l)            Purchaser shall have received a certificate signed by the Secretary of the Company, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, certifying as to (i) the Articles of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) the resolutions adopted by the Company in respect of the transactions contemplated by this Agreement and (iv) the officers of the Company;

(m)           Purchaser shall have received financing on terms and conditions satisfactory to Purchaser in its sole discretion sufficient to fund the Cash Purchase Price;

(n)           Seller shall have delivered, or caused to be delivered, to Purchaser an executed counterpart of the amended and restated lease agreement by and between the Company and Kurt Chew, LLC in substantially the form attached hereto as Exhibit E.

(o)           Purchaser shall have received (i) balance sheets of the Company as of December 31, 2011, and the related statements of income, changes in stockholders’ equity and cash flows for the year then ended audited by UHY LLP and (ii) and balance sheets of the Company as of June 30, 2012, and the related statements of income, changes in stockholders’ equity and cash flows for the six months then ended reviewed by UHY LLP (collectively, the “UHY Financial Statements”), and, in each case, such financial statements shall be materially consistent with the Financial Statements, except with respect to any changes necessary in order to reflect the conversion from cash basis accounting to accrual basis accounting.

(p)           Seller shall have delivered to Purchaser (i) in form reasonably satisfactory to Purchaser a payoff letter from the creditor of the Existing Indebtedness, which letter shall be addressed to the Company confirming the outstanding amount of the Existing Indebtedness owed to such creditor as of the Closing Date and any per diem payable thereafter and (ii) satisfactory evidence that, other than trade payables incurred in the Ordinary Course of Business since the Balance Sheet Date, the Liabilities of the Company as of the Closing Date, including, but not limited to, the Existing Indebtedness, have been terminated in full and confirming that, upon payment of such amounts or termination of such Indebtedness, all Liens affecting the real and personal property of the Company in favor of such creditors will be released;

(q)           Seller shall have delivered a certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b) and in a form reasonably acceptable to Purchaser;

(r)           All advances to any Employee shall have been collected and paid in full by the Company; and

(s)           Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser shall reasonably request.

8.2          Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing;

(b)           Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)           there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a material adverse effect on Purchaser;

(d)           no Proceedings shall have been instituted or threatened or claim or demand made against Seller, the Company, or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)           Seller shall have received a certificate signed by Purchaser, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a)-(b) have been satisfied in all respects; and

(f)           Purchaser shall have obtained any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein.

ARTICLE IX
INDEMNIFICATION

9.1          Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that the representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.4, 5.5 and 5.7 shall survive indefinitely and the representations and warranties of Seller set forth in Sections 5.11, 5.16, 5.20 and 5.30 and the representations and warranties of Purchaser set forth in Sections 6.1 and 6.2 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (including any extension thereof, whether automatic or permissive) with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period. Each party hereto waives any right, claim or affirmative defense as to any time limitations on the assertion or prosecution of any Indemnification Claim, including any and all statutes of limitations, statutes of repose, laches, and any other time bars, with respect to any matter for which notice has been provided to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period. For the avoidance of doubt, claims by the parties arising from fraud or intentional misrepresentation shall not be subject to this Section 9.1.

9.2          Indemnification.

(a)           Solely for the purpose of indemnification in this Section 9.2, the representations and warranties of Seller in this Agreement shall be deemed to have been made without regard to any qualifiers as to materiality or Material Adverse Effect. Subject to Sections 9.1, 9.4 and 9.5 hereof, Seller hereby agrees to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i)           any and all losses, liabilities, obligations, damages, costs and expenses, including those suffered or incurred directly (individually, a “Loss” and, collectively, “Losses”), based upon, attributable to or resulting from the failure of representation or warranty made by Seller in this Agreement or any Seller Document to be true and correct in all respects at the date hereof and at the Closing Date;

(ii)           any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or any Seller Document;

(iii)          any and all Losses (including any loss of use of Company Property or any tangible personal property of the Company) imposed under or pursuant to Environmental Laws arising from or related to any condition, act or omission, by the Company or any predecessor thereof or related to the operations of the Company or any predecessor thereof at any real property currently or formerly owned, operated or leased by the Company, whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date, including, but not limited to any Environmental Costs and Liabilities, including those imposed pursuant to common law associated with a Release of Hazardous Materials;

(iv)          any and all Losses relating to or arising from the Proceedings set forth on Schedule 5.18;

(v)          any and all notices, actions, suits, Proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder.

(b)          Subject to Sections 9.1 and 9.4, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i)           any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document to be true and correct at the date hereof and at the Closing Date;

(ii)          any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

(iii)         any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

(c)           Notwithstanding anything herein to the contrary, (i) prior to the Preferred Distribution Date, (A) the Purchaser Indemnified Parties’ first recourse and recovery rights from Seller with respect to Losses recoverable pursuant to this Section 9.2 shall be recovery from Seller solely by way of reduction in the Purchase Price and a corresponding reduction in the number of Preferred Shares to be issued to Seller on the Preferred Distribution Date by a number of shares equal to the dollar amount of the alleged amount of Losses with respect to such Indemnification Claim and (B) if the number of Preferred Shares issuable has been reduced to zero pursuant to clause (i)(A), the Purchaser Indemnified Parties shall be entitled to recover any such Losses from Seller directly and (ii) following the Preferred Distribution Date, the Purchaser Indemnified Parties’ recourse and recovery rights from Seller with respect to Losses recoverable pursuant to this Section 9.2 shall be recovery, at the Purchaser Indemnified Parties’ sole discretion (A) by way of purchasing a number of Preferred Shares then outstanding equal to the dollar amount of the alleged amount of Losses with respect to such Indemnification Claim at a purchase price equal to $1.00 per Preferred Share so purchased paid by satisfaction of the corresponding portion of the Losses with respect to such Indemnification Claim or (B) from Seller directly. Upon the dismissal with prejudice, resolution by final non-appealable judgment of a court of competent and proper jurisdiction, issuance of arbitration order or final settlement, if the number of Preferred Shares by which the Purchase Price was reduced pursuant to clause (i)(A) or purchased pursuant to clause (ii)(A) exceeds the amount of Losses so determined to be recoverable pursuant to this Section 9.2, Purchaser shall issue a number of Preferred Shares, if any, equal to such excess. If the Purchaser Indemnified Parties elect to purchase Preferred Shares pursuant to clause (ii)(B), the certificates representing such purchased Preferred Shares shall be tendered to Purchaser for cancellation and the holder of such Preferred Shares shall cease to have any rights or remedies under the certificate of incorporation or bylaws of Purchaser with respect to such purchased Preferred Shares.

9.3          Indemnification Procedures.

(a)           Except as provided in Section 9.5, in the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4) (“Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim by a third party of which it has Knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(b)           After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(c)           The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim with respect to a third-party claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(d)           With respect to any Indemnification Claim not involving a third party, the indemnified party shall notify the indemnifying party of such claim. If Seller contests responsibility for such Indemnification Claim, Seller may, within fifteen (15) days after delivery thereof, deliver a notice thereof to Purchaser. Any such notice shall specify the basis for the contest. If the parties are unable to resolve the dispute, the indemnifying party will be free to pursue such remedies as may be available to the indemnified party.

9.4          Limitations on Indemnification for Breaches of Representations and Warranties.

(a)           An indemnifying party shall not have any liability under Section 9.2(a)(i) or Section 9.2(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.7, 5.11, 5.20, 5.30, 6.1 and 6.2, exceeds $50,000 in the aggregate (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses and Expenses;

(b)           Neither Seller nor Purchaser shall be required to indemnify, any Person under Section 9.2(a)(i) or 9.2(b)(i) for an aggregate amount of Losses exceeding the Purchase Price (the “Cap”) in connection with Losses related to the breach of any representation and warranty of Seller or Purchaser in Articles V and VI, respectively, other than in respect of any claim for fraud or intentional misrepresentation or any representation.

(c)           Seller shall have no recourse against the Company or its directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Indemnification Claims asserted by the Purchaser Indemnified Parties.

9.5          Tax Matters.

(a)           Tax Indemnification. Seller hereby agrees to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses and Expenses in respect of (i) all Taxes of the Company (or any predecessor thereof) (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending on the Closing Date (determined as provided in Section 9.5(c)); (ii) any and all Taxes imposed on Seller or any Affiliate of Seller, (iii) any and all Taxes imposed on any member of a fiscal unity, affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date; (iv) the failure of any of the representations and warranties contained in Section 5.11 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein); (v) the failure to perform any covenant contained in this Agreement with respect to Taxes; and (vi) any failure by Seller to timely pay any and all Taxes required to be borne by Seller pursuant to Section 9.5(e).

(b)           Filing of Tax Returns; Payment of Taxes.

(i)            Seller shall cause the Company to timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all IRS Forms 1120-S, U.S. Income Tax Return for an S Corporation (and any comparable state or local Tax Return), of the Company for all taxable periods ending on or before the Closing Date and shall pay, or cause to be paid, any Taxes shown due thereon. Seller shall cause all items of income, gain, loss, deduction and credit or other Tax items required to be included in a Tax Return (“Tax Items”) recognized by the Company to be allocated for federal income Tax purposes (and any applicable state or local Tax purposes) between the portion of the taxable period in which the Closing occurs during which the Company is an S corporation under Section 1361(a) of the Code (and any comparable state or local Tax Laws) and the remainder of the taxable period in which the Closing occurs based on an interim closing of the books as of the close of business on the last day during which the Company is an S corporation. All Tax Returns described in this Section 9.5(b)(i) shall be prepared in a manner consistent with past tax accounting practice. Seller shall cause the Company to provide Purchaser with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with all supporting workpapers, for Purchaser’s review and approval. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Seller and Purchaser are unable to resolve any dispute with respect to any such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 9.5(f), which resolution shall be binding on the parties.

(ii)           Except as provided in Section 9.5(b)(i), following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company after the Closing Date and, subject to the rights to payment from Seller under Section 9.5(b)(iii), pay or cause to be paid all Taxes shown due thereon.

(iii)          Not later than thirty (30) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 9.5(b)(ii), Seller shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser, owed by Seller pursuant to the provisions of Section 9.5(a). No payment pursuant to this Section 9.5(b)(iii) shall excuse Seller from its indemnification obligations pursuant to Section 9.5(a) and payment obligations pursuant to Section 9.5(g) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Seller’s payment under this Section 9.5(b)(iii).

(c)           Straddle Period Tax Allocation. Seller and Purchaser will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date. If applicable Law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated as follows: (i) in the case of income and similar Taxes, withholding Taxes, any Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property, or payments to other Persons (including wages), the amount of Taxes allocated to the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of Taxes payable for such portion of the period determined utilizing the “closing of books” methodology by assuming that the taxable period ended at the close of business on the Closing Date; and (ii) in the case of all other Taxes, the amount of Taxes allocated to the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period (but computed without regard to items resulting from increases in the assets, capital or liabilities of the Company occurring on or after the Closing Date). If any material aspect relating to the allocation of Taxes remains in dispute within ten (10) days prior to the due date for filing any Tax Return relating to such Taxes, such dispute shall be resolved pursuant to Section 9.5(f), which resolution shall be binding on the parties.

(d)           Tax Audits.

(i)           If notice of any Tax Audit of the Company (a ”Tax Claim”) shall be received by either party (the “Recipient”) for which the other party may reasonably be expected to be liable pursuant to Section 9.5(a), the notified party shall notify such other party in writing of such Tax Claim no later than the earlier of (i) 5 days of receipt by the Recipient of such Tax Claim and (ii) 10 days prior to the deadline for responding to the Tax Claim. Such notice shall contain factual information describing any asserted liability for Taxes in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority with respect to such Tax Claim; provided, however, that if the Recipient fails to give such notice to the other party, it shall not be entitled to indemnification pursuant to this Agreement in connection with such Tax Claim to the extent that such failure to give such Audit Notice results in a monetary detriment to the other party.

(ii)           Purchaser shall have the right, at the expense of Seller to the extent such Tax Claim is subject to indemnification by Seller pursuant to Section 9.5(a) hereof, to represent the interests of the Company in, and control the disposition of, any Tax Claim except Tax Claims relating to tax periods occurring prior to the Closing Date. With respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Seller shall have the sole right to represent the Company and exclusive control of the disposition of the Tax Claim. With respect to any Tax Claim made by a Taxing Authority that creates liability to the Company (as opposed to the Seller) that is part of an appeal by Seller, Seller shall not make any disposition of such Tax Claim without the prior written consent of Purchaser.

(iii)           If a Tax Claim is subject to indemnification by Seller pursuant to Section 9.5(a), and in order to (i) contest such Tax Claim or (ii) avoid the imposition of penalties (whether monetary or otherwise, including, without limitation, a stricter evidentiary standard) on the relevant taxpayer, Purchaser (or any Affiliate of Purchaser) or other relevant party must pay such Taxes in advance of such Tax Claim or post a bond, letter of credit, deposit, or other form of security, Seller, upon request of Purchaser, shall provide the relevant Taxing Authority with such form of security as is acceptable to such Taxing Authority in order that (i) the Tax Claim may be contested and (ii) no such penalties are imposed.

(e)           Transfer Taxes. Seller shall be liable for and shall pay (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(f)           Disputes. Any dispute as to any matter to which this Section 9.5(f) applies shall be resolved by an independent accounting firm mutually acceptable to Seller and Purchaser. With respect to any dispute described in Section 9.5(b)(i), the independent accounting firm shall resolve such dispute on a basis consistent with past tax accounting practices (unless such past practices are no longer permissible under applicable Law), and to the extent any items are not covered by past tax accounting practices (or in the event such practices are no longer permissible under applicable Law), in accordance with reasonable tax accounting practices selected by the independent accounting firm. The fees and expenses of such accounting firm shall be borne equally by Seller, on the one hand, and Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed as prepared by the party responsible therefor in accordance with Section 9.5(b), subject to adjustment or amendment upon resolution of such dispute by the independent accounting firm, and the making of any payments necessary to give effect to the resolution.

(g)           Payment. Except as provided in Section 9.5(b)(iii), all amounts payable or to be paid to Purchaser pursuant to this Section 9.5 shall be paid to Purchaser within 30 days after the day Purchaser delivers written notice to Seller stating the Taxes to which such amount relates have been paid or incurred and providing details supporting the calculation of such amount.

(h)           Time Limits. Any claim for indemnity under this Section 9.5 may be made at any time prior to sixty (60) days after the expiration of the applicable statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(i)           Tax Refunds. Any Tax refunds that are received by Purchaser or the Company for Taxes paid by Seller with respect to a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on or before the Closing Date shall be for the account of Seller and Purchaser shall pay over to Seller any such refund (without interest and reduced for all reasonable expenses and Taxes incurred, or that will be incurred, by Purchaser or the Company to obtain such refund) within 15 days after receipt.

(j)           Cooperation on Tax Matters. In connection with the preparation of Tax Returns or the conduct of any Tax Claim relating to the Tax liabilities imposed on the Company or on any asset of the Company, Purchaser, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns or the conduct of any Tax Claim. Seller and Purchaser shall (a) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and any extension thereof) for the respective taxable periods and abide by all record retention agreements entered into with any Taxing Authority, and (b) give all parties reasonable written notice prior to transferring, destroying or discarding any such books and records and provide any party with copies of such books and records upon reasonable request.

(k)           Exclusivity. The indemnification provided for in this Section 9.5 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 5.11. In the event of a conflict between the provisions of this Section 9.5, on the one hand, and the provisions of Sections 9.1 through 9.4, on the other hand, the provisions of this Section 9.5 shall control.

(l)           Tax Agreements. All Tax sharing, allocation, indemnification or other similar agreements or arrangements relating to the allocation or responsibility for Taxes between or among the Company, Seller or any Affiliate of Seller shall be terminated with respect to the Company prior to Closing, and all obligations of the Company thereunder shall be released in full so that as of Closing the Company shall have no liability under any such agreement or arrangement.

9.6          Tax Treatment of Indemnity Payments. To the extent permitted by applicable Law, Seller and Purchaser shall treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article IX (including, without limitation, pursuant to Section 9.5) is determined to be taxable to the party receiving such payment by any Taxing Authority, the amount of such payment shall be increased by the amount necessary so that, net of such Taxes (including any Taxes applicable to additional amounts payable under this sentence) and Expenses incurred by the party receiving such payment in connection with such Taxes, the party receiving such payment receives an amount equal to the amount it would have received had no such Tax been imposed.

9.7          Express Negligence. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE X
PREFERRED SHARES

10.1        Compliance with Law. Seller acknowledges that the Preferred Shares to be issued to Seller pursuant to this Agreement, will not be registered under the Securities Act of 1933, as amend (the “Securities Act”), or any applicable state securities Laws (collectively, the “Securities Laws“), and therefore may not be resold without compliance with the Securities Laws. The Preferred Shares are being or will be acquired by Seller solely for his own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. Seller covenants, warrants and represents that none of the Preferred Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Laws and the rules and regulations of the Securities and Exchange Commission and any applicable state securities regulatory authority (including holding the Preferred Shares for at least six months or such other period as required by Rule 144 of the Securities Act). Certificates representing the Preferred Shares shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS IN COMPLIANCE WITH SAID ACT.

Seller consents to Purchaser making a notation on its records or giving instructions to any transfer agent of Purchaser in order to implement the restrictions on transfer of the Preferred Shares set forth in this Article X.

10.2        Economic Risk; Sophistication; Accredited Investors. Seller is able to bear the economic risk of an investment in the Preferred Shares and can afford to sustain a total loss of such investment. Seller has such knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect Seller’s own interests in connection with the acquisition of the Preferred Shares pursuant hereto. Seller represents to Purchaser that Seller is an “accredited investor,” as that term is defined in Regulation D under the Securities Act. Seller represents that Seller and Seller’s representatives have had an adequate opportunity to ask questions and receive answers from the officers of Purchaser concerning, among other matters, Purchaser, its management, its plans for the operation of its businesses and potential additional acquisitions.

10.3        Restriction on Sale or Other Transfer of Preferred Shares. Seller covenants, warrants and represents that the Preferred Shares will be subject to certain transfer restrictions as described in Exhibit B and that the certificates representing the Preferred Shares shall bear the following legend, which shall reflect such transfer restrictions, in addition to the legend under Section 10.1:

THESE SECURITIES ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO SUCH CONTRACTUAL RESTRICTIONS OR WITH THE PRIOR WRITTEN CONSENT OF ALY ENERGY SERVICES INC.

ARTICLE XI
MISCELLANEOUS

11.1        Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided that Seller shall be responsible for, and in no event shall the Company bear, any Transaction Expenses.

11.2        Specific Performance. Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including, without limitation, Seller’s obligation to sell the Acquired Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.3        Dispute Resolution.

(a)           Other than with respect to claims or disputes with respect to Sections 3.3 or 9.3 hereof or any dispute to which Section 9.5(f) applies, any claim, controversy, dispute, demand, cause of action, liability, loss, expense, obligation, action, suit or Proceeding arising from or relating to this Agreement or the interpretation, applicability, enforceability or formation of this Agreement, whether arising in contract, tort or otherwise and whether provided by statute or common law shall be finally and exclusively settled by binding arbitration in Austin, Texas, except that this agreement to arbitrate shall not limit (i) any party’s right to seek equitable or injunctive relief to enforce the provisions hereof or otherwise request a court to enjoin any action affected or the outcome of which may be affected by any claim subject to this agreement to arbitrate and (ii) Purchaser’s rights with respect to any claim for fraud or intentional misrepresentation.

(b)           Such arbitration shall be conducted in accordance with rules and procedures mutually agreed upon by all parties to such Proceeding or, if such parties cannot so agree within 10 days after the submission of the claim to arbitration, then such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and the arbitration shall be administered by the American Arbitration Association office in Dallas, Texas. Each notice of the commencement of any arbitration proceeding shall be sent to the applicable parties in accordance with the notice provisions set forth in Section 11.6. The arbitration shall be conducted by and before one neutral arbitrator who is admitted to practice Law. The arbitrator shall apply the substantive Law (and the Law of remedies and statutes of limitation, if applicable) of the State of Texas as applicable to the claims asserted. If any party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either Federal or state court. The arbitrator shall have exclusive authority to resolve any claim relating to the interpretation, applicability, enforceability or formation of this Agreement generally and this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The arbitrator shall (as he deems necessary or appropriate) have authority and jurisdiction to hold pre-hearing conferences by telephone or in person and to hear and rule on motions (including motions to dismiss or motions for summary judgment) and pre-hearing disputes upon request of any party to the Proceeding. The arbitration hearing shall commence within 90 days of the appointment of the arbitrator.

(c)           The prevailing party (as may be determined by the arbitrator) shall be entitled to have and recover from the other party interest at prime rate (as quoted from time to time in The Wall Street Journal), or, if less, the maximum applicable nonusurious rate on all amounts payable from the date determined due and payable under the date such amounts are paid in full, and all costs and expenses incurred, including reasonable attorneys’ fees, expert witness fees, and costs actually incurred. The arbitrator shall render a written opinion embodying his final findings and awards. Such findings and awards shall be final and binding on all parties to the applicable arbitration proceeding and may be enforced in any court having jurisdiction over the parties and subject matter.

(d)           The parties hereto hereby submit to personal jurisdiction before any arbitration tribunal empanelled pursuant to this Section 11.3 and, solely for purposes of the enforcement of any arbitration award rendered pursuant to this Section 11.3, to exclusive jurisdiction and venue in the federal or Texas state courts located in Austin, Texas. Any arbitration commenced in any other venue will be transferred to Austin, Texas, upon the written request of any party to this Agreement.

(e)           With respect to claims or disputes with respect to Section 3.3 hereof, the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of the state courts located in Travis County, Texas.

(f)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or Proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.6 hereof.

11.4        Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

11.5        Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas applicable to contracts made and performed in such state.

11.6        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission and concurrent delivery by electronic mail) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Kurt Chew 11409 Cezanne Court Austin, Texas 78726 Fax: 979-542-3520 E-mail: kcpetro@aol.com

With a copy to (which shall not constitute notice):

Michael L. Cook Cook Brooks Johnson PLLC 7800 N. Mopac Expressway, Suite 215 Austin, TX 78759 Fax: (512) 381-3010 E-mail: mcook@cbjlawfirm.com

If to Purchaser, to:

Aly Energy Services Inc.
1200 Post Oak Blvd, #1912
Houston, TX 77056
Attention: Munawar H. Hidayatallah
E-mail: mickihidayatallah@me.com

With a copy to (which shall not constitute notice):

John Geddes
Baker Botts L.L.P.
910 Louisiana, Suite 3200
Houston, Texas 77002
Fax: 713-229-2713
E-mail: john.geddes@bakerbotts.com

11.7        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, executors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Acquired Shares and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.9        No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the parties. Nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions of Article IX shall inure to the benefit of the Purchaser Indemnified Parties and the Seller Indemnified Parties as provided therein.

11.10      Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

11.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PURCHASER:

ALY ENERGY SERVICES INC.

By:	/s/ Munawar Hidayatallah
Name:	Munawar Hidayatallah
Title:	Chairman and CEO

SELLER:

By:	Kurt Chew
Kurt Chew, a Texas resident

EXHIBIT A

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this ____ day of _______, 2012, by and between Austin Chalk Petroleum Services Corp., a Texas corporation (the “Company”), and Kurt Chew (the “Employee”).

Concurrently with the execution and delivery of this Agreement, the equity interests of the Company are being acquired by Aly Energy Services Inc., a Delaware corporation (the “Purchaser”), under that certain Stock Purchase Agreement, dated _____________, 2012 governing that transaction (the “Purchase Agreement”). Therefore, the Company agrees to employ Employee, and Employee accepts employment with the Company, on the following terms and conditions:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

1.1           “Board” shall mean the Board of Directors of the Purchaser.

1.2           “Cause” shall mean that Employee (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Employee’s duties with respect to the Company or any of its affiliates, (b) has refused without proper legal reason to perform Employee’s duties and responsibilities to the Company or any of its affiliates, (c) has breached any provision of Article VIII or any other provision of this Agreement, (d) has materially breached any provision of any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates (and as amended from time to time), (e) has engaged in conduct that is materially injurious to the Company or any of its affiliates, (f) has disclosed without specific authorization from the Company confidential information of the Company or any of its affiliates that is injurious to any such entity, (g) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to the Company or any of its affiliates or (h) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

1.3           “CEO” shall mean the Chief Executive Officer of the Purchaser.

1.4           “COO” shall mean the Chief Operating Officer of the Purchaser.

1.5           “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6           “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Employee’s employment with the Company, subject to adjustment as provided in Section 3.3.

1.7           “Good Reason” shall mean without the prior consent of Employee: (a) a relocation of Employee or the Company principal executives to a location outside the Austin, Texas metropolitan area, (b) there is a material reduction by the Company in Employee’s responsibilities, duties, authority, title, or reporting relationship or (c) the Company acts in any way that would reduce Employee’s Base Salary or if the Company adversely affects Employee’s participation in or materially reduces Employee’s benefit under any benefit plan of the Company in which Employee is participating.

1.8          “Notice of Termination” shall mean a written notice delivered by the Company or Employee to the other party indicating the specific termination provision in this Agreement relied upon for termination of Employee’s employment and the Date of Termination that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1          Employment; Effective Date. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Closing Date (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, if the Purchase Agreement is terminated, this Agreement shall be void ab initio and Employee and Company shall have no rights under this Agreement.

2.2          Position. From and after the Effective Date, Employee shall serve in the position of President of the Company or in such other position or positions as the parties mutually may agree and shall report to the CEO and the COO.

2.3          Duties and Services. Employee agrees to serve in the position referred to in Section 2.2 hereof and to perform diligently and to the best of Employee’s abilities the usual and customary duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions which the Company and Employee mutually may agree upon from time to time. Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

2.4          Other Interests. Employee agrees, during the Term, to devote his full time and attention to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Employee may (a) engage in and manage Employee’s passive personal investments, (b) engage in charitable and civic activities, and (c) engage in such other activities that the Company and Employee mutually agree to; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or materially interfere with the performance of Employee’s duties hereunder. Notwithstanding the foregoing to the contrary, Employee may continue his membership in, and continue to perform any duties or responsibilities incidental thereto, Worldwide Deepwater Solutions, LLC and its affiliates.

2.5          Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Business (as defined below) and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1          Term. Subject to the remaining terms of this Article III, this Agreement shall be for a term that begins on the Effective Date and continues in effect through the third anniversary of the Effective Date (the “Term”). Subject to Section 9.13, this Agreement shall terminate at the end of the Term and Employee shall continue as an at-will employee of the Company.

3.2          Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Employee’s employment under this Agreement at any time for any of the following reasons by providing Employee with a Notice of Termination:

(a)           for Cause; or

(b)           for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3          Employee’s Right to Terminate. Notwithstanding the provisions of Section 3.1:

(a)           Employee shall have the right to terminate Employee’s employment under this Agreement for Good Reason by providing the Company with a Notice of Termination, provided, however, that termination for Good Reason by the Employee shall not be permitted unless (x) Employee has given the Company at least thirty (30) days’ prior written notice that he has a basis for a termination for Good Reason, which notice shall specify the facts and circumstances constituting a basis for termination for Good Reason and (y) the Company has not remedied such facts and circumstances constituting a basis for termination for Good Reason within such 30-day period.

(b)           Employee shall have the right to terminate Employee’s employment under this Agreement for any reason other than Good Reason, in the sole discretion of Employee, by providing the Company with a Notice of Termination. In the case of a termination of employment by Employee pursuant to this Section 3.3(b), the Date of Termination specified in the Notice of Termination shall not be less than fifteen (15) nor more than sixty (60) days, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4          Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Employee from the Board and the board of directors of the Company (if applicable), from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative.

3.5          Meaning of Termination of Employment. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV
COMPENSATION AND BENEFITS

4.1          Base Salary. During the Term, Employee shall receive a minimum, annualized base salary of $220,000.00 (the “Base Salary”). Employee’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly.

4.2          Bonuses. Employee shall be eligible to receive an annual, calendar-year bonus based on criteria determined by the Compensation Committee of the Board (the “Annual Bonus”) with a discretionary target between 40% and 100% of Employee’s Base Salary. If Employee has not been employed by the Company since January 1 of the year that includes the Effective Date, then the Annual Bonus for such year shall be prorated based on the ratio of the number of days during such calendar year that Employee was employed by the Company to the number of days in such calendar year. Any Annual Bonus payable pursuant to this Section 4.2 will be paid to Employee no later than March 15 of the calendar year following the calendar year to which the Annual Bonus relates, provided Employee is employed by the Company on such date of payment.

4.3          Benefits. During the Term, Employee shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans and retirement plans as the Company may make available to its other similarly situated executive employees as a group, subject to the terms and conditions of any such plans. Employee’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company.

4.4          Vacation and Leave. Employee shall be entitled to five (5) weeks paid vacation but Employee will not take more than two (2) weeks consecutive vacation. Employee shall also be entitled to all paid holidays given by the Company to its employees generally.

4.5          Expenses. The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for such fees and expenses incurred after the date that is one year after the date of Employee’s termination of employment with the Company. Employee will be paid $750.00 per month plus fuel as an automobile allowance and Employee will continue to use his personal 2012 Tahoe in connection with Company business. Employee will pay all maintenance costs necessary for the upkeep of the vehicle. Employee will retain his current cellular telephone number and provider contract and the Company will reimburse Employee for all expenses relating to such telephone.

ARTICLE V
PROTECTION OF INFORMATION

5.1          Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director, manager and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the period of Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be retained for and, to the extent practicable, disclosed to the Company and are and shall be the sole and exclusive property of the Company. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, architectural renditions and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, made, developed or acquired by Employee individually or in conjunction with others during the period of Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, trade secrets, products or services (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Employee agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

5.2          Disclosure to Employee. The Company shall disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information and Work Product of the Company; and shall entrust Employee with business opportunities of the Company; and shall place Employee in a position to develop business good will on behalf of the Company.

5.3          No Unauthorized Use or Disclosure. Employee agrees to use reasonable efforts to preserve and protect the confidentiality of all Confidential Information and of all Work Product containing Confidential Information of the Company and its affiliates. Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of, and Employee shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Employee’s responsibilities hereunder. Employee shall use all reasonable efforts to obligate all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to preserve and protect the confidentiality of such Confidential Information. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent (a) such Confidential Information has become publicly available other than as a result of a breach of this Agreement by Employee or (b) disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Employee agrees to deliver to the Company all Confidential Information that Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the period of Employee’s employment by the Company exclusively belongs to the Company (and not to Employee), and upon request by the Company for specified Confidential Information, Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Employee’s obligations under this Article V. As a result of Employee’s employment by the Company, Employee may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Employee also agrees to use reasonable efforts to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

5.4          Ownership by the Company. If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Employee within the scope of Employee’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered that is deemed to be a work made for hire during Employee’s employment by the Company, then Employee hereby agrees to assign, and by these presents does assign, to the Company all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5          Assistance by Employee. During the period of Employee’s employment by the Company, Employee shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Employee’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Employee shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6          Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Employee, and the Company shall be entitled to enforce the provisions of this Article V by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents.

ARTICLE VI
STATEMENTS CONCERNING THE COMPANY

6.1           Statements. Each of the Employer and Employee will refrain, both during the period of Employee’s employment by the Company and after the termination thereof, from publishing any oral or written statements about the other party, any of its affiliates or any of the Company’s or such affiliates’ investors, stockholders, partners, directors, managers, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information (other than Confidential Information that has become publicly available other than as a result of a breach of this Agreement by Employee) of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, investors, stockholders, partners, directors, managers, officers, employees, consultants, agents or representatives, or (c) place the other party, any of the Company’s affiliates, or any of the Company’s or any such affiliates’ directors, managers, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the parties hereby under this provision are in addition to any and all rights and remedies otherwise afforded by law. The foregoing notwithstanding, nothing shall prevent any party from testifying in any legal proceeding pursuant to a subpoena or other legal process.

ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1          Effect of Termination of Employment on Compensation.

(a)           Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, payment of the “Benefit Obligation” shall mean payment by the Company to Employee (or his designated beneficiary or legal representative, as applicable), in accordance with the terms of the applicable plan document, of all vested benefits to which Employee is entitled under the terms of the employee benefit plans and compensation arrangements in which Employee is a participant as of the Date of Termination. “Accrued Obligation” means the sum of (1) Employee’s Base Salary through the Date of Termination, (2) any accrued vacation pay earned by Employee, and (3) any incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Section 4.5, in each case, to the extent not theretofore paid.

(b)           Termination of Employee for Any Reason other than by the Company Without Cause. If during the Term Employee’s employment is terminated for any reason whatsoever other than by the Company without Cause, the Company shall pay to Employee the Accrued Obligation within thirty (30) days following the Date of Termination. Following such payment, the Company shall have no further obligations to Employee other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Employee the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(c)           Termination of Employee by the Company Without Cause or by Employee with Good Reason. If during the Term Employee’s employment is terminated by the Company without Cause or by Employee with Good Reason, then Employee shall receive the following benefits and compensation from the Company:

(i)         the Company shall pay Employee the Accrued Obligation within thirty (30) days following the date of Employee’s Date of Termination;

(ii)        the Company shall pay to Employee an amount equal to Employee’s Base Salary for twelve (12) months, with such amount payable in twelve (12) equal monthly installments commencing on the 60th day following Employee’s Date of Termination;

(iii)       the Company shall pay Employee the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

Notwithstanding the foregoing, neither Employee, nor his estate, shall be permitted to specify the taxable year in which a payment described in this Section 7.1(c) shall be paid.

(d)           General Release of Claims. Payments to Employee under this Article VII (other than Accrued Obligations and Benefit Obligations) are contingent upon Employee’s execution of a release, substantially in the form attached hereto as Exhibit A, within fifty (50) days of Employee’s Date of Termination that is not revoked by Employee during any applicable revocation period provided in such release (which shall release and discharge the Company and its affiliates, and their officers, directors, managers, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment with the Company or its affiliates or the termination of such employment). Nothing in this Section 7.1(d) shall be construed to require Employee to execute a release in any form if Employee does not accept payments described in this Section 7.1 other than the Accrued Obligations and Benefit Obligations.

ARTICLE VIII
COVENANTS AGAINST COMPETITION

8.1          Definitions. As used in this Article VIII, the following terms shall have the following meanings:

(a)           “Business” means (i) the manufacture, lease or sale of any oilfield services equipment or products, and (ii) the provision of products or services provided by the Company or any of its affiliates during the three (3) year period prior to the Date of Termination. In the event Employee proposes to invest in an entity that would meet the definition of Business only because of the activities of an affiliate of the Company, Employee may request a waiver of the provisions of this Article VIII in writing and the Company many not unreasonably withhold its consent to such waivers if Employee had only immaterial access to the market analyses, marketing practices, technology, clients and prospective clients of the affiliate, and other confidential information, goodwill and trade secrets that are among the assets of the affiliate.

(b)           “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(c)           “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

(d)           “Prohibited Period” means the period during which Employee is employed by the Company hereunder and a period of two years following Employee’s Date of Termination.

(e)           “Restricted Area” means the United States of America and any other jurisdiction in which the Company has performed services or otherwise engaged in activities for the purpose of performing services during the three (3) year period prior to the Closing Date and any country or subdivision thereof in which the Company or its affiliates engages in the Business during the Prohibited Period. With respect to the Business of an affiliate of Company, the term “Restricted Area” means the trade area of the affiliate existing on the date of termination of Employee’s employment with the Company.

8.2          Non-Competition and Non-Solicitation. Employee presently has specialized knowledge of the market analyses, marketing practices, technology, clients and prospective clients of the Company, and other confidential information, goodwill and trade secrets that were among the assets of the Company prior to the closing of the Purchase Agreement. Employee acknowledges his expertise and specialized knowledge of research and development, and other Confidential Information of the Company. Employee will continue to obtain and develop specialized knowledge of Confidential Information of the Company and its affiliates and the business of the Company through his continued involvement in the business of the Company, including his employment under this Agreement. The Company’s promise to provide Employee with this Confidential Information is an essential part of the Company’s agreement to employ Employee pursuant to this Agreement.

To induce the Purchaser to carry out the Purchase Agreement, and in consideration of the Company’s promises and undertakings in this Agreement, including the promise to provide specialized training and knowledge, the promise to provide Employee access to and control of Confidential Information that the Company and its affiliates will continue to develop and/or receive and that Employee will have access to through the Term, and to ensure the protection of the Company’s and its affiliates’ Confidential Information during Employee’s employment and thereafter, the Company and Employee agree and covenant that during the Prohibited Period:

(c)           Employee shall not, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any Person or Persons as principal, agent, employee, stockholder, owner, investor, partner or in any other manner whatsoever (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed one percent of the outstanding shares so listed), owner, investor, partner or in any other manner whatsoever, directly or indirectly, (A) engage in the Business or otherwise compete with the Company or any of its affiliates in the Business in the Restricted Area, (B) solicit business from, or provide services to, any of the customers or accounts of the Company or any of its affiliates in the Business for the Restricted Area, or (C) become the employee of, or otherwise render services to or on behalf of, any enterprise where the division or department in which Employee works competes with such Business of the Company or any of its affiliates; and

(d)           Employee shall not, directly or indirectly, either for himself or any other person, (A) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, (B) in any way interfere with the relationship between the Company or any of its affiliates and any employee of the Company or any of its affiliates, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company or any of its affiliates, or (D) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company or any of its affiliates.

8.3          Relief. Employee and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Employee and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Employee under this Agreement or otherwise and to seek in a court of competent jurisdiction specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, however, that such termination of payments owing to Executive under this Agreement or otherwise may not occur in the absence of a breach of this Article VIII by Employee. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents.

8.4          Reasonableness; Enforcement. Employee hereby represents to the Company that Employee has read and understands, and agrees to be bound by, the terms of this Article VIII. Employee acknowledges that the duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature of the operations of the Company’s Business, (b) Employee’s level of control over and contact with the Company’s Business in all jurisdictions in which it is conducted, and (c) the amount of compensation, trade secrets and Confidential Information that Employee is receiving in connection with the performance of Employee’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Employee and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable. It is specifically agreed that the period specified in Section 8.2 shall be computed by excluding from that computation any time during which Employee is in violation of any provision of Section 8.2.

8.5          Reformation. The Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Employee expressly represents that enforcement of the restrictive covenants set forth in this Article VIII will not impose an undue hardship upon Employee or any person or entity affiliated with Employee. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Employee intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1          Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, addressed to:	Kurt Chew
11409 Cezanne Court
Austin, TX 78726

If to the Company, addressed to:	Austin Chalk Petroleum Services Corp.
c/o Aly Energy Services Inc.
1200 Post Oak Blvd, #1912
Houston, TX 77056
Phone: 832-454-7394
Fax: 310-459-8500
Attention: Micki Hidayatallah

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2          Applicable Law; Submission to Jurisdiction.

(b)           This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(c)           With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.

9.3          Litigation. Employee agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Employee was involved prior to the termination of his employment to the extent the Company pays all expenses Employee incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Employee in good faith) with Employee’s personal or professional schedule.

9.4          Dispute Resolution. Except as provided otherwise in Sections 5.6, 6.1 and 8.3, all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of this Agreement or Employee’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against Employee or that Employee may have against the Company, or its parents or subsidiaries, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be settled in accordance with the procedures described in Section 9.4(a) and (b). Claims covered by this Section 9.4 include, without limitation, claims by Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.

(a)           Agreement to Negotiate. First, the parties shall attempt in good faith to resolve any Claims promptly by negotiations between Employee and executives or directors of the Company or its affiliates who have authority to settle the Claims. Either party may give the other disputing party written notice of any Claim not resolved in the normal course of business. Within five days after the effective date of that notice, Employee and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Claim. The first of those meetings shall take place within 30 days of the date of the disputing party’s notice. If the Claim has not been resolved within 60 days of the date of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may elect to undertake arbitration in accordance with Section 9.4(b).

(b)           Agreement to Arbitrate. If a Claim is not resolved by negotiation pursuant to Section 9.4(a), such Claim must be resolved through arbitration regardless of whether the Claim involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under statutory, civil or common law. Any arbitration shall be conducted in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (“AAA”). If a party refuses to honor its obligations under this Section 9.4(b), the other party may compel arbitration any federal or state court of competent jurisdiction. The arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 9.4), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. The seat of arbitration shall be in Harris County in the State of Texas, and unless agreed otherwise by the parties, all hearings shall take place at the seat. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All evidentiary privileges under applicable state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to Employee and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. Each party shall pay its own attorneys fees and disbursements and other costs of arbitration. The arbitrator’s fees shall be borne by the nonprevailing party or by such party or parties as the arbitrator shall determine. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.

9.5          No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.6          Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.7          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.8          Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.9          Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.10        Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.11        Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

9.12        Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate.

9.13        Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

9.14        Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.15        Modification; Waiver. Any modification to or waiver of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement; provided that the Company may, with prospective or retroactive effect, amend this Agreement at any time (to the extent Employee is not adversely affected by such amendment), if determined to be reasonably necessary to comply with administrative guidance issued under Section 409A of the Code or to comply with the provisions of Section 409A of the Code.

9.16        Compliance with Section 409A of the Code. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Article VII would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Employee constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Employee would otherwise be entitled to during the first six months following Employee’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Employee’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

AUSTIN CHALK PETROLEUM SERVICES CORP.

By:	Aly Energy Services, its sole shareholder

By:	/s/ Munawar H. Hidayatallah
Name:	Munawar H. Hidayatallah
Title:	Chairman of the Board, Chief Executive Officer and Chief Financial Officer

KURT CHEW

/s/ Kurt Chew

Signature Page to Stock Purchase Agreement

Exhibit A

Form of Waiver and Release Agreement

Austin Chalk Petroleum Services Corp. has offered to pay me certain benefits (the “Benefits”) pursuant to Section 7.1(c) of my employment agreement with Austin Chalk Petroleum Services Corp., dated as of _____________, 2012 (the “Employment Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Austin Chalk Petroleum Services Corp. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights I have to the Benefits, and (5) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

A-A-1

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Employment Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Employment Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by [Name], Austin Chalk Petroleum Services Corp., [Address], [City, State Zip], facsimile number: _______________________, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date	Employee’s Social Security Number

A-A-2

EXECUTION VERSION

EXHIBIT B

CUMULATIVE PAID-IN-KIND
CONVERTIBLE PREFERRED STOCK
TERM SHEET

Issuer:	Aly Energy Services Inc. (the “Company”).

Investor:	Kurt Chew (“Investor”).

Class of Shares:	Cumulative Paid-In-Kind Convertible Preferred Shares, par value $0.01 per share (“Preferred Shares”).

Amount:
Up to 4,000,000 Preferred Shares in the aggregate, subject to reductions for purchase price adjustments in connection with any indemnification claims within six months of the closing date (the “Closing Date”) of the acquisition of Austin Chalk Petroleum Services Corp. (“Austin Chalk”).

Issuance Date:
Up to 2,000,000 Preferred Shares will be issued to the Investor on December 31, 2012 and (ii) up to 2,000,000 Preferred Shares will be issued to the Investor on the earlier of March 31, 2012 or the date that is five (5) days after the Company’s auditors have completed an audit of Austin Chalk’s financial statements for the year ended December 31, 2012.

Dividends:	The Preferred Shares will be entitled to an annual dividend at a rate of 5.0% per annum payable through the issuance of additional Preferred Shares.

Conversion / Put Rights:
Preferred Termination Date. No earlier than 60 and no later than 30 days prior to the date that is four years after the Closing Date (the “Preferred Termination Date”), the Investor will have the right to elect to sell the Preferred Shares outstanding on the Preferred Termination Date to the Company at a purchase price of $1.00 per Preferred Share with 1/4 of the purchase price paid on the Preferred Termination Date and 1/4 of the purchase price paid in three (3) equal quarterly payments together with interest equal to eight percent (8%) per annum, the first such payment being due and payable three (3) months following the Preferred Termination Date.

Initial Public Offering. If the Company engages in an initial public offering (an “IPO”), the Investor will have the right to (i) convert the Preferred Shares into shares of common stock, par value $0.01 per share (“Common Shares”), of the Company, with each Preferred Share being convertible into a number of Common Shares equal to the Per Share Exit Value divided by the price to the public in the IPO, or (ii) sell the Preferred Shares outstanding at such time to the Company at a purchase price of $1.00 per Preferred Share.

Liquidity Event. If the Company engages in a Liquidity Event during the Liquidity Event Period (as hereafter defined), the Investor shall have the right to sell the Preferred Shares outstanding at such time to the Company at a purchase price per share equal to the Per Share Exit Value.

Definition of “Liquidity Event”:
A “Liquidity Event” shall include (other than in connection with an IPO) (i) a sale of all or substantially all assets of the Company, (ii) the sale of more than 50% of the Company’s outstanding capital stock to a person or group other any person or group holding capital stock of the Company on the Closing Date or (iii) a consolidation, reorganization, merger or other transaction in which (x) the outstanding capital stock of the Company is exchanged for cash, securities or other property of another company and (y) the holders of capital stock of the Company immediately prior to the transaction own less than a majority of the capital stock of the surviving entity after the transaction.

Definition of “Per Share Exit Value”:
The “Per Share Exit Value” shall be an amount equal to the greater of (a) $1.20 and (b) an amount calculated by dividing (i) an amount equal to 20% of the difference of (x) the product of the EBITDA of Austin Chalk for the twelve months preceding the calculation times 4.0, less (y) any New Capitalization of Austin Chalk as hereafter defined, by (ii) the number of Preferred Shares outstanding on the date of determination.
As used in this Term Sheet the term “New Capitalization” shall mean any increase in Austin Chalk’s capitalization from the Closing Date to the determination date by way of: (i) intercompany debt or other transfers from affiliates of Austin Chalk to Austin Chalk reduced by intercompany debt or transfers by Austin Chalk to its affiliates; (ii) third party debt; or (iii) issuance of equity by Austin Chalk.

Liquidity Event Period:
For purposes of this Term Sheet, the term “Liquidity Event Period” shall mean anytime from the Closing Date to the fifth (5th) anniversary of the Closing Date. If the Company shall have exercised its Redemption Right prior to a Liquidity Event occurring in the Liquidity Event Period, Investor shall have the option of electing to repay all consideration paid to the Investor pursuant to such redemption, together with interest at 8% per annum from the date of payment, and fully participate in the Liquidity Event.

Liquidation Preference:
In the event of any liquidation, winding up or dissolution of the Company, holders of the Preferred Shares will be entitled to receive, in preference to the holders of all other classes of capital stock of the Company, a per share amount equal to $1.00.

Redemption:
The Preferred Shares shall be redeemable by the Company (the “Redemption Right”) at $1.00 per Preferred Share (i) during the period beginning on the Preferred Termination Date and ending on the first (1st) anniversary of the Preferred Termination Date or (ii) after the date that is 15 business days after the Company delivers written notice to the Investor that the Company intends to effect an IPO or Liquidity Event if the Investor has not made an election at such time to either convert or sell the Preferred Shares, as applicable.

Voting Rights:	The Preferred Shares will have no voting rights except as required by Delaware law.

EXECUTION VERSION

EXHIBIT C

ESTIMATED CASH PURCHASE PRICE

The estimated cash purchase price payable by Purchaser to Seller on the Closing Date shall equal $17,951,566.67, which is calculated as follows:

		$16,500,000.00
	+	Estimated Working Capital Surplus
	+	Estimated CapEx Overage
Estimated Cash Purchase Price	=	$17,951,566.67

Where:

		Estimated Accounts Receivable
	-	Estimated Eligible Accounts Payable
	-	Estimated Accrued Liabilities
	-	$2,100,000.00
Estimated Working Capital Surplus	=	$128,633.67

And where:

		Estimated Capital Expenditures
	-	$500,000.00
Estimated CapEx Overage	=	$1,322,933.00

And where:

Estimated Accrued Liabilities	=	$375,893.00
Estimated Accounts Payable	=	$421,140.00
Estimated Eligible Accounts Receivable	=	$3,025, 666.67
Estimated Capital Expenditures	=	$1,822,933.00

C-1

EXECUTION VERSION

EXHIBIT D

, 2012

Aly Energy Services, Inc.
___________________
___________________

Re:	Purchase (“Purchase”) by Aly Energy Services, Inc. (“Purchaser”) of Austin Chalk Petroleum Services Corp., a Texas corporation (“Company”) from Kurt Chew (“Seller”)

Ladies and Gentlemen:

We have acted as counsel to the Company and Seller. Our representation has been in connection with and limited to a sale of all of the capital stock of the Company to the Purchaser.

Capitalized terms used without definition in this opinion have the meanings that are given to them in the SPA and the other Seller Documents (as defined below).

I. DOCUMENTS EXAMINED

For purposes of this opinion, we have examined executed and acknowledged (where appropriate) originals (or certified copies thereof) of the following documents all of which are certified of even date with this opinion unless otherwise noted in this opinion:

A.           Stock Purchase Agreement (“SPA”) by and between Seller and Purchaser, dated as of __________, 2012, including all attachments thereto;

B.            Seller’s Certificate executed by Seller;

C.            Employment Agreement by and between Seller and Purchaser;

D.           Amended and Restated Lease Agreement by and between Kurt Chew L.L.C. and the Company;

E.            Stock Power executed by Seller; and

F.            Written Consent of the Sole Shareholder of the Company by the sole shareholder of the Company.

Aly Energy Services, Inc.
______________________, 2012

The documents listed in paragraphs A through _____________ in this Section I are hereinafter collectively referred to as the “Seller Documents”.

II. CORPORATE DOCUMENTS

As counsel to the Company and Seller, we have made such other legal and factual examinations and inquiries as we deemed necessary or desirable for the purpose of rendering this opinion, including, without limitation, examination of the following documents:

A.           Articles of Incorporation of the Company, filed with the Texas Secretary of State on March 15, 2001.

B.            Bylaws of the Company dated effective as of March 15, 2001.

C.            Certificate of Account Status of the Company issued by the Texas Comptroller of Public Accounts on ____________, 2012.

D.            Certificate of Fact as to existence of the Company issued by the Texas Secretary of State on _____________, 2012.

The documents listed in paragraphs A and B in this Section II are hereinafter collectively referred to as the “Organizational Documents”. The documents listed in paragraphs C and D in this Section II are referred to as the “Authority Documents”.

III.  OPINIONS

We have been requested by the Company and Seller to examine the Seller Documents, Organizational Documents and Authority Documents and to render our opinion as to certain matters in connection therewith.

Whenever this opinion with respect to the existence or absence of facts is qualified by the phrase “to our knowledge,” it is intended to indicate that, during the course of our representation of the Company and Seller, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts to the contrary, and no other inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company and Seller.

In addition to any other limitations and qualifications in this letter, this opinion is also subject to and limited by assumptions, limitations, qualifications and exceptions set forth in Sections IV and V below.

Aly Energy Services, Inc.
______________________, 2012

Based on and subject to the assumptions, limitations, qualifications and exceptions in this letter and upon such further investigations as we have deemed necessary, we are of the opinion that:

1.            The Company is a corporation validly existing and in good standing under the laws of the State of Texas.

2.            The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. To our knowledge, the Company is not required to be authorized, registered or qualified to do business in any jurisdiction other than its jurisdiction of incorporation.

3.            The authorized capital stock of the Company consists of One Million (1,000,000) shares of common stock. As of the date hereof, there are One Thousand (1,000) shares of Common Stock issued and outstanding. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and validly issued, fully paid and nonassessable. All of the Acquired Shares are owned, beneficially and of record, by Seller and, to our knowledge, free and clear of all Liens. To our knowledge, there are no Persons (as defined below) who by reason of any past or present relationship with the Company or Seller, including prior or existing marital relationships, or otherwise, may have any rights or claims with respect to the Acquired Shares. To our knowledge, there is no existing option, warrant, call, right or contract of any character to which Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. To our knowledge, neither Seller nor the Company is a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company. “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Body (as defined in the next sentence)or other entity. “Governmental Body” means any and all courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

4.            Seller has all requisite power, authority and, to our knowledge, legal capacity to execute and deliver the Seller Documents, and to consummate the transactions contemplated thereby. The Seller Documents have been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties thereto) the Seller Documents constitute legal, valid and binding obligations of Seller, enforceable against him in accordance with their respective terms.

Aly Energy Services, Inc.
______________________, 2012

5.            None of the execution and delivery by Seller of the Seller Documents, the consummation of the transactions contemplated thereby, or compliance by Seller with any of the provisions thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of: (a) the Articles of Incorporation or Bylaws of the Company; (b) any Applicable Law; and (c) to our knowledge (i) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; or (ii) any Order of any Governmental Body applicable to the Company or any of the properties or assets of the Company.

6.            No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or Seller in connection with (i) the execution and delivery of any of the Seller Documents by Seller, the compliance by Seller with any of the provisions thereof or the consummation of the transactions contemplated thereby, or (ii) the continuing validity and effectiveness immediately following the closing of the Purchase of any Permit of or Contract with the Company.

7.            To our knowledge, there are no suits, actions, claims, arbitration, proceedings or investigations pending or threatened against or by or relating to or involving the Company or Seller or the real or personal property of the Company before any Governmental Body or other third party. To our knowledge, no written notice of any suit, action, claim, arbitration, proceeding or investigation, whether pending or threatened, has been received by the Company.

IV. ASSUMPTIONS AND LIMITATIONS

In addition to any other limitations and qualifications, this opinion is also subject to and limited by the following limitations and qualifications; provided, however that such limitations and qualifications will not prevent a practical realization of the principal benefits and security intended to be provided to Purchaser by the Seller Documents:

1.            The discretion of any court of competent jurisdiction in awarding equitable remedies, including, without limitation, specific performance or injunctive relief;

2.            Limitations imposed by law upon the availability of equitable remedies, including the remedy of specific enforcement;

Aly Energy Services, Inc.
______________________, 2012

3.            In giving this opinion, we have assumed without independent verification:

(a)	The accuracy of the representations and warranties as to factual matters contained in the Seller Documents, provided, however, to our knowledge we are not aware of any facts that are contrary to such representations and warranties;

(b)	That Purchaser has full power, authority and right to enter into and execute the Seller Documents and that each person executing the Seller Documents on behalf of Purchaser is competent and has all requisite capacity and authority to execute such documents.

4.            We are licensed to practice law only in the State of Texas and we have not examined the laws of any state other than the State of Texas and the laws of the United States of America. Accordingly, the foregoing opinions apply only insofar as the laws, rules and regulations of the State of Texas and the laws, rules and regulations of the United States of America may be concerned, and we express no opinion with respect to the laws of any other jurisdiction.

V. QUALIFICATIONS AND EXCEPTIONS

The opinions set forth above are subject to the following qualifications and exceptions:

1.            The opinions in Section III, Paragraph 1 above are limited in all respects to the Texas Business Organizations Code and to the extent such opinions relate to the existence and good standing of the Company in the State of Texas are based solely on the Organizational Documents, the Certificate of Fact as to the existence of the Company, dated _______________, 2012, issued by the Secretary of State of the State of Texas, and the Certificate of Account Status with respect to the Company, dated __________________, 2012, issued by the Comptroller of Public Accounts of the State of Texas.

2.            The enforceability of each of the Seller Documents and the provisions thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law.

Aly Energy Services, Inc.
______________________, 2012

With respect to our opinion set forth in Section III, Paragraph 2 above, we express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Seller Documents: (i) provisions purporting to release, exculpate, hold harmless, or exempt any person or entity from, or to require indemnification or contribution of or by any person or entity for, liability for (A) wrongful or negligent acts, (B) violations of law or (C) matters found to be contrary to any statute or public policy; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under Applicable Law; (iii) provisions purporting to provide remedies or waive remedies inconsistent with Applicable Law; (iv) provisions purporting to render void and of no effect any transfers of the rights in any collateral in violation of the terms of the Seller Documents; (v) provisions relating to powers of attorney or severability; (vi) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts; (vii) provisions relating to waiver of jury trial; (viii) provisions purporting to exclude all conflicts-of-law rules; (ix) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction; (x) provisions providing for liquidated damages to the extent they may be deemed a penalty; or (xi) provisions providing that decisions by a party are conclusive or may be made in its sole discretion.

4.            Our opinions are based solely on our reading of the Seller Documents and on Applicable Laws. We note that enforceability of the Seller Documents may be affected by the parties’ course of dealing, or by waivers, modifications or amendments (whether made in writing, orally, or by course of conduct), and we express no opinion on the effect of the foregoing on the enforceability of the Seller Documents.

5.            We express no opinion with respect to the provisions of the Employment Agreement imposing any competition restrictions on the parties executing such agreements.

6.            With respect to our opinion set forth in Section III, Paragraph 3, our opinion is based solely on our examination of the company’s minute books, stock register and the Seller's Certificate.

As referenced in Section IV, Paragraph 4, we express no opinion as to the laws of any jurisdiction other than the State of Texas and the United States (referred to herein as the “Applicable Laws”).

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of the kinds contained herein.

This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this letter after such date.

3.            This opinion letter is given solely for your benefit (and the benefit of Purchaser’s successors and assigns permitted in the next paragraph hereof to rely on this opinion letter) in connection with the transactions described in the Seller Documents and may not be relied upon by, any other person or for any other purpose without our prior written consent.

Aly Energy Services, Inc.
______________________, 2012

We hereby consent to reliance hereon by any of Purchaser’s successors and/or assigns on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by such successor or assign must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by such successor or assign at such time.

Without limiting the foregoing restriction on reliance, Purchaser, its successors and assigns may provide copies of this opinion to (a) independent auditors, accountants, attorneys and other professionals acting on behalf of such party, (b) governmental agencies having regulatory authority over such party, (c) designated persons pursuant to an order or legal process of any court or governmental agency, (d) any lender who lent money to Purchaser for the purpose of providing a portion of the Purchase Price (as defined in the SPA) (the “Loan”) and prospective purchasers and participants of the Loan and (e) any statistical rating agency which provides a rating on securities backed in part by the Loan.

Very truly yours,

EXECUTION VERSION

EXHIBIT E

AMENDED AND RESTATED LEASE AGREEMENT

BETWEEN

KURT CHEW, LLC

Lessor

AND

AUSTIN CHALK PETROLEUM SERVICES CORP.

Lessee

Date: __________, 2012

AMENDED AND RESTATED LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made as of the ____ day of __________, 2012 (“Effective Date”) by and between KURT CHEW, LLC, a Texas limited liability company, with offices at P.O. Box 155, Giddings, Texas 78942 (“Lessor”), and AUSTIN CHALK PETROLEUM SERVICES CORP., a Texas corporation, with offices at P.O. Box 1110, Giddings, Texas 78942 (“Lessee”).

RECITALS:

A.	Lessor and Lessee entered into that certain Lease Agreement (the “Original Lease”) dated January 1, 2012 with respect to the Property (as defined below).

B.	Lessor and Lessee desire to amend and restate the Original Lease in its entirety so that after this Lease is executed by Lessor and Lessee, only this Lease shall continue in full force and effect.

NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree that from and after the Effective Date of this Lease, this Lease amends and restates the Original Lease in its entirety and this Lease alone shall govern the rights and obligations of Lessor and Lessee with respect to Lessee’s leasing of the Property.

W I T N E S S E T H:

ARTICLE I

Demised Property and Term.

1.1          Lessor, for and in consideration of the rents, covenants and agreements hereinafter reserved, mentioned and contained on the part of the Lessee, its successors and assigns, to be paid, kept and performed, has leased, rented, let and demised, and by these presents does lease, rent, let and demise unto Lessee, and Lessee does hereby take and hire, upon and subject to the covenants, agreements, provisions, limitations and conditions hereinafter expressed, that certain parcel of real property located in Lee County, Texas and more particularly described on Exhibit “A” attached hereto (the “Land”) and the office building and apartment (“Office Building”) and the shop (“Shop”) currently located on the Land (collectively, the “Buildings”, and together with the Land, the “Property”), to be used and occupied pursuant to all applicable laws, rules and regulations of the State of Texas pertaining thereto as to which Lessor, Lessee and the Property may be bound. The term “Property” shall not include the 0.689 acre tract of land described on Exhibit “B” attached hereto (“Excluded Property”).

1.2          Lessee shall enjoy the tenancy of the Property subject to the provisions hereof, for a term (as may be extended as provided in this Lease, the “Term”) commencing on January 1, 2012 (“Commencement Date”) and expiring on December 31, 2014 (“Expiration Date”), subject to the renewal option set forth in Section 1.03 below.

1.3          Upon the expiration of the initial Term of this Lease, Lessee shall have the right, privilege and option (the “Extension Option”) to extend the Term of this Lease for one (1) period of three (3) years (the “Extension Term”) under the same terms and conditions of this Lease then in effect, except that the Net Rent (as hereinafter defined) payable during the Extension Term shall be $5,750.00 per month. Lessee, if it elects to exercise its Extension Option, shall do so by giving Lessor written notice of such exercise at least ninety (90) days prior to the expiration of the initial Term of this Lease.

1.4          Lessee represents and warrants to Lessor that (i) except as set forth in this Lease, neither Lessor nor any agent, officer, partner, joint venturer, employee, or representative of Lessor has made any representation whatsoever regarding the subject matter of this Lease or any part thereof, including (without limiting the generality of the foregoing) representations as to the applicable zoning, the physical nature or condition of the Property (including, without limitation, any latent defect) or operating expenses or carrying charges affecting the Property, and (ii) except as set forth in this Lease, Lessee, in executing, delivering and performing this Lease, does not rely upon any statement, information, or representation to whomsoever made or given, whether to Lessee or others, and whether directly or indirectly, verbally or in writing, made by any person, firm or corporation. Without limiting the foregoing, but in addition thereto, Lessee agrees to accept the Property in its “as is” condition on the Commencement Date subject to the existing state of title (without express or implied warranty of Lessor with respect to the condition, quality, repair or fitness of the Property for a particular use or title thereto), all such warranties being hereby waived and renounced by Lessee. The foregoing, however, is not intended to release Lessor from any and all obligations and/or liability that Lessor may have under applicable law, nor be a waiver of any rights Lessee may have under applicable law, relating to Hazardous Materials at, on or under the Property. Any diminution or shutting off of light, air or view by any structure which may hereafter be erected (whether or not constructed by Lessor) shall in no way affect this Lease or impose any liability on Lessor

1.5          During the Term of this Lease including any renewals, Lessor and Lessee acknowledge that (i) Kurt Chew shall have exclusive use of the office he currently occupies, along with the apartment that is attached to said office, and the area shown on Exhibit “C” attached hereto (collectively, the “Kurt Chew Area”) and (ii) Lessee acknowledges that Lessor owns the personal property described on Exhibit “D” attached hereto (“Lessor’s Personal Property”) and that at no time may Lessee remove any of Lessor’s Personal Property. During the Lease, in the event Lessor removes any of Lessor’s Personal Property which are fixtures and attached to the Buildings, Lessor will replace such fixtures with commercially reasonable substitutes for the items removed.

1.6          Lessor retains the right to pump and sell the water from the water well that is not currently being used. In the event that Lessor does sell the water from this water well, Lessor will use its best efforts to keep any interference with Lessee’s use of the Property to a minimum.

ARTICLE II

Use of Property.

2.1          The Property shall be used, and Lessee covenants and agrees to continuously at all times during the Term of this Lease to use the Property, for general office and industrial purposes and for no other use without the prior written consent of the Lessor (not to be unreasonably withheld, conditioned or delayed). Neither Lessor nor Lessee will (a) use or occupy or allow the Property or any part thereof to be used or occupied for any illegal, unlawful, disreputable or hazardous purpose or use or in violation of any certificate of occupancy or certificate of compliance or certificate of need covering or affecting the use of the Property or any part thereof or in any manner which would cause structural injury to the Property or any part thereof, (b) take any action or omit to take any action that would reasonably be expected to cause the value or usefulness of the Property or any part thereof to diminish, or (c) suffer any act to be done or cause any condition to exist on the Property or any part thereof, or any action to be brought thereon, which may be dangerous or which may constitute a nuisance, public or private, or waste, or which may make it impossible to obtain the insurance provided for herein or which may increase the cost of such insurance. Lessee shall not use, suffer or permit the Property or any part thereof to be used by Lessee, any third party or the public without restriction or in such manner as would reasonably be expected to impair Lessor’s title to the Property, or in such manner as would reasonably be expected to make possible a claim or claims of adverse usage or adverse possession or implied dedication of the Property or any part thereof by the public or third parties. Except as otherwise provided in this Lease, no action by Lessor shall be construed to mean that Lessor has granted to Lessee any authority to do any act or make any agreement that may create any such third party or public right, title, interest, lien, charge or other encumbrance upon the estate of the Lessor in the Property.

ARTICLE III

Rent.

3.1          Lessee covenants and agrees to pay in advance on the first day of each and every calendar month to Lessor, in lawful money of the United States, at the address specified above or such other place as Lessor shall designate by written notice to Lessee, beginning on the Commencement Date and ending December 31, 2012, a fixed rent at the monthly rate of FOUR THOUSAND and NO/100 DOLLARS ($4,000.00) per month and beginning on January 1, 2013 and ending December 31, 2014, a fixed rent at the monthly rate of FOUR THOUSAND SEVEN HUNDRED FIFTY and NO/100 DOLLARS ($4,750.00) per month (“Net Rent”).

3.2          It is the intention of Lessor and Lessee that the Net Rent payable by Lessee to Lessor during the entire Term of this Lease shall be net of the property taxes more specifically described in ARTICLE 4 herein and all costs and expenses incurred in connection with or relating to the Property, including, without limitation, in connection with or relating to the management, operation, maintenance and repair of the Property in accordance with this Lease. Lessor shall have no obligations or liabilities whatsoever in connection with or relating to the Property or the management, operation, maintenance or repair of the Property during the term of this Lease, and Lessee shall be responsible for all obligations of every kind and nature whatsoever in connection with or relating to the Property or any part thereof, including, without limitation, the management, operation, maintenance and repair of the Property in accordance with this Lease and Lessee shall pay all costs and expenses incurred in connection therewith before such costs or expenses become delinquent.

3.3          The Net Rent shall be paid to Lessor promptly when due without notice or demand therefor, and without any abatement, deduction, set-off, suspension or defense for any reason whatsoever.

3.4          Lessee will also pay to Lessor promptly when due, in lawful money of the United States, at the address specified above or such other place as Lessor shall designate by written notice to Lessee, without notice or demand therefor and without any abatement, deduction, setoff, suspension or defense for any reason whatsoever, as additional rent (the “Additional Rent”), the Impositions (as defined in ARTICLE 4 hereof) which shall become due and payable from Lessee to Lessor under this Lease, and, in the event of any non-payment thereof (beyond all applicable notice, grace and cure periods set forth in this Lease), Lessor shall have (in addition to all other rights and remedies which Lessor may have hereunder) all the rights and remedies provided for herein or by law or equity in the case of non-payment of the Net Rent (beyond all applicable notice, grace and cure periods set forth in this Lease). Net Rent, Additional Rent and all other payments due by Lessee under this Lease are collectively referred to in this Lease as “Rent”.

3.5          In the event any monthly installment of Net Rent or any payment of Additional Rent is not received by the Lessor on the day when due, a late fee of five percent (5%) of the amount due shall be due and payable, provided, however, that Lessee shall have a 5-day grace period once every 12 months during the Term, and if the amount due is paid during such 5-day grace period, no late fee shall be assessed. In no event shall such late fee be deemed to grant to Lessee a grace period or extension of time within which to pay any Rent or prevent Lessor from exercising any right or enforcing any remedy available to Lessor upon Lessee’s failure to pay all Net Rent or Additional Rent due and as required under this Lease, including, without limitation, the right to terminate this Lease (after giving effect to all applicable notice, grace and cure periods). All amounts of money payable by Lessee to Lessor hereunder, if not paid when due, shall bear Interest (as hereinafter defined) from the due date until paid.

3.6          If the Commencement Date occurs on a day other than the first day of a calendar month, the Net Rent for such partial calendar month shall be prorated and paid on the Commencement Date. Any apportionments or prorations of Net Rent or Additional Rent to be made under this Lease shall be computed on the basis of a 365-day year.

3.7          No payment by Lessee or receipt or acceptance by Lessor of a lesser amount than the correct Net Rent or Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance or pursue any other remedy in this Lease or at law or equity provided.

3.8          Lessee shall pay Net Rent and Additional Rent as above and as herein provided, by good and sufficient check drawn on a bank which is a member of the Federal Deposit Insurance Corporation or a successor thereto.

3.9          On the Commencement Date, Lessee shall pay Lessor the first month’s Net Rent and deposit with Lessor Net Rent for the last month of the Term of this Lease to be held by Lessor as a credit for the final Net Rent payment.

3.10         On the Commencement Date, Lessee shall deposit with Lessor $4,000.00 (the “Security Deposit”), which shall be held by Lessor, without obligation for interest, to secure Lessee’s obligations under this Lease; however, the Security Deposit is not an advance rental deposit or a measure of Lessor’s damages for an Event of Default (defined below). Lessor may use any portion of the Security Deposit to satisfy Lessee’s unperformed obligations hereunder, without prejudice to any of Lessor’s other remedies. If so used, Lessee shall pay Lessor an amount that will restore the Security Deposit to its original amount upon request. In connection with any waiver of a Lessee default or modification of this Lease, Lessor may require that Lessee provide Lessor with an additional amount to be held as part of the Security Deposit. The unused portion of the Security Deposit will be returned to Lessee within a reasonable time after the end of the Term, provided that Lessee has fully and timely performed its obligations hereunder throughout the Term. In the event Lessor conveys the Land and assigns this Lease, the new owner shall reimburse Lessor for the Security Deposit upon the execution of the assignment of this Lease.

ARTICLE IV

Payment of Taxes, Assessments, Etc.

4.1          Except as hereinafter provided in Section 4.02 or unless Lessee is then making deposits therefor pursuant to Section 4.03, Lessee covenants and agrees to pay, not later than fifteen (15) days before the first day on which any interest or penalty will accrue or be assessed for the non-payment thereof (“Due Date”), all of the following items applicable to or affecting the Property, or any part thereof accruing or payable from and after the Commencement Date and during the Term of this Lease or applicable thereto: (i) all real estate taxes and assessments (including, without limitation, assessments for special business improvement or assessment districts), (ii) personal property taxes, (iii) occupancy and rent taxes, (iv) water and sewer rents, rates and charges, and vault taxes, (v) county real estate taxes and charges, (vi) charges for public utilities, (vii) license and permit fees, and (viii) any taxes, assessments or governmental levies, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time during or applicable to the Term of this Lease or any part thereof may be assessed, levied, confirmed, or imposed upon, or grow or accrue or become due and payable out of, or charged with respect to, or become a lien on, the Property or any part thereof, or the sidewalks or streets in front of or adjoining the Property, or any vault, passageway or space in, over or under such sidewalk or street, or any other appurtenances to the Property, or any personal property, equipment or other facility used in the operation thereof, or the income received therefrom, or any use or occupation of the Property, or the Net Rent and Additional Rent payable hereunder, or any document to which Lessee is a party creating or transferring an interest or estate in the Property (all such items aforesaid being hereinafter collectively referred to as “Impositions”, and any of the same being hereinafter individually referred to as an “Imposition”); provided, however, that

(a)          if, by law, any Imposition which is an assessment not related to general real estate taxes may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments plus interest as may become due during the Term of this Lease, provided that all such payments shall be made before any fine, penalty, further interest or other charge for non-payment of any installment may be added thereto and provided further that all such installments for any such Imposition imposed or becoming a lien during the Term of this Lease shall be paid in full on or before the Expiration Date subject to apportionment as provided in Paragraph (b) below.

(b)          any Imposition (including, without limitation, those Impositions which have been converted into installment payments by Lessee as referred to in Section 4.01(a)) relating to a fiscal period of the taxing authority, a part of which period is included within the Term of this Lease and a part of which is included in a period of time before the commencement or after the expiration or earlier termination of the Term of this Lease, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or in respect of or become a lien upon the Property, or shall become payable, during the Term of this Lease) be adjusted between Lessor and Lessee as of the commencement and expiration or earlier termination of the Term of this Lease, as the case may be, so that Lessor shall pay that portion of such Imposition which that part of such fiscal period included in the period of time after the expiration or earlier termination and prior to the commencement of the Term of this Lease bears to such fiscal period, and Lessee shall pay the remainder thereof.

Lessee shall exhibit to Lessor paid receipts, if available, or other evidence of payment reasonably satisfactory to Lessor for all of the above items in this Section 4.01 within ten (10) days after Lessee’s receipt of written request by Lessor.

4.2          Nothing herein contained shall require Lessee to pay municipal, state or federal income, excess profits, capital levy, estate, succession, inheritance, transfer or gift taxes of Lessor, any corporate franchise tax imposed upon Lessor, any tax imposed because of the nature of the business entity of Lessor, or any taxes applicable to the Excluded Property or the Kurt Chew Area; provided, however, that if, at any time during the Term of this Lease, the method of taxation prevailing at the Commencement Date shall be altered so that any new tax, assessment, levy (including, but not limited to, any municipal, state or federal levy), imposition or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Property or any part thereof and shall be imposed upon Lessor, then all such new taxes, assessments, levies, impositions or charges, or the part thereof, shall be deemed to be included within the term “Impositions” to the extent that such Impositions would be payable if the Property were the only property of Lessor subject to such Impositions, and Lessee shall pay and discharge the same as herein provided in respect of the payment of Impositions.

4.3

(a)          In order to ensure the payment of all Impositions, Lessee agrees to deposit with any fee mortgagee requiring payment of Impositions to it in escrow on the first day of each and every month during the Term of this Lease, one-twelfth (1/12) of all Impositions for the current Lease Year (as defined below) as reasonably estimated in writing by Lessor based on current bills for same (or, if unavailable, based on the previous Lease Year’s actual Impositions). Lessee shall deposit, at least fifteen (15) days prior to the Due Date for any Imposition, such additional amounts as may be necessary so that there shall be sufficient funds in such deposit account to pay each such Imposition at least fifteen (15) days in advance of the Due Date thereof. On or prior to April 30th of each Lease Year or as soon thereafter as administratively available, Lessor shall send to Lessee a statement of actual Impositions incurred for the prior Lease Year. If the amount prepaid or escrowed by Lessee exceeds the amount that was actually due then Lessor shall issue a credit to Lessee in an amount equal to the over charge, which credit Lessee may apply to future payments on account of Impositions until Lessee has been fully credited with the over charge. If the credit due to Lessee is more than the aggregate total of future rental payments, Lessor shall pay to Lessee the difference between the credit and such aggregate total within twenty (20) days of the computation of such credit. If Lessor has undercharged Lessee, then Lessor shall send Lessee an invoice with the additional amount due, which amount shall be paid in full by Lessee within twenty (20) days of receipt.

Within ninety (90) days following Lessee’s receipt of Lessor’s statement of actual Impositions for the prior Lease Year delivered in accordance with this Section 4.03(a), either an employee of Lessee or an accountant or other consultant retained by Lessee with experience in auditing books and records of similar real estate properties, at Lessee’s sole cost and expense, and upon reasonable prior written notice delivered to Lessor and in a manner so as to not unreasonably interfere with Lessor’s business, may examine or audit Lessor’s accounting records relating to the calculation of Impositions for such Lease Year. In the event Lessee’s audit reflects that the amount prepaid or escrowed by Lessee exceeds the amount that was actually due then Lessor shall issue a credit to Lessee in an amount equal to the over charge, which credit Lessee may apply to future payments on account of Impositions until Lessee has been fully credited with the over charge. If the credit due to Lessee is more than the aggregate total of future rental payments, Lessor shall pay to Lessee the difference between the credit and such aggregate total within twenty (20) days of the computation of such credit. If Lessee’s audit reveals that Lessor’s calculation of Impositions was overstated by three percent (3%) or more, Lessor shall pay for the reasonable and actual cost of such examination or audit. If the audit reveals that Lessor has undercharged Lessee for Impositions, then Lessor shall send Lessee an invoice with the additional amount due, which amount shall be paid in full by Lessee within twenty (20) days of receipt.

(b)          If at any time the amount of any Imposition is increased or Lessor or such fee mortgagee receives written notice indicating that such Imposition will be increased, and if the monthly deposits then being made by Lessee for this purpose would not make up a fund sufficient to pay such Imposition fifteen (15) days prior to the Due Date of such Imposition, said monthly deposits shall thereupon be increased after notice in writing to Lessee and Lessee shall deposit immediately with Lessor (or with any such fee mortgagee, as the case may be) sufficient moneys so that the moneys then on hand for the payment of said Imposition plus the increased one-twelfth (1/12) payments shall be sufficient to pay such Imposition at least fifteen (15) days before the Due Date of such Imposition.

(c)          For the purpose of determining whether Lessor (or any such fee mortgagee, as the case may be) has on hand sufficient moneys to pay any particular Imposition at least fifteen (15) days prior to the Due Date therefor, deposits for each category of Imposition shall be treated separately, it being the intention of the parties hereto that moneys deposited for the payment of an item not yet due and payable shall not be used for the payment of an item that is due and payable. Notwithstanding the foregoing, if Lessee fails to make any deposit required hereunder, Lessor (or such fee mortgagee) may use deposits for one item for the payment of another item then due and payable.

(d)          Upon the Expiration Date or earlier termination of this Lease, all such deposits then held shall be applied on account of any and all sums due to Lessor under this Lease and Lessee shall forthwith pay the resulting deficiency. The excess, if any, shall be returned to Lessee. Lessee shall not be entitled to any interest on such funds so deposited with Lessor or any fee mortgagee.

4.4          If permitted by applicable law, and provided no Event of Default (hereinafter defined) is then in existence, Lessee shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith, but only after payment of such Imposition (which payment may be made under protest, at Lessee’s option), unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event, notwithstanding the provisions of Sections 4.01 or 4.03, Lessee may postpone or defer payment of such Imposition, if and only if:

(a)          neither the Property (nor any other premises owed by Lessor) nor any part thereof would by reason of such postponement or deferment be, in the judgment of Lessor (exercised in good faith), in danger of being forfeited or lost; and no criminal liability could be, in the judgment of Lessor (exercised in good faith), imposed on Lessor by reason of such postponement or deferment, and

(b)          Lessee shall have deposited with Lessor or the assessing body (i) the amount so contested and unpaid, together with all interest and penalties as reasonably estimated by Lessor in connection therewith and all charges as reasonably estimated by Lessor that may or might be assessed against or become a lien or charge on the Property or any part thereof in such proceedings, or (ii) at Lessor’s option, such other security (in the form of a surety company bond or otherwise) reasonably required by Lessor or the assessing body.

Upon the termination of any such proceedings, Lessee shall pay the amount of such Imposition or part thereof as finally determined as due in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith, and, upon such payment, Lessor shall, provided an Event of Default is not then in existence, return, without interest, any amount still on deposit with it with respect to such Imposition as aforesaid. If at any time during the continuance of such proceedings Lessor or the assessing body shall reasonably deem the amount deposited or the undertaking insufficient, Lessee shall, upon receipt of twenty (20) days’ prior written notice, make an additional undertaking or deposit with Lessor or the assessing body as Lessor or the assessing body reasonably may request, and upon failure of Lessee so to do, the amount theretofore deposited shall be applied by Lessor or the assessing body to the payment, removal and discharge of such Imposition and the interest and penalties in connection therewith and any costs, fees (including, without limitation, reasonable attorneys’ fees and disbursements) or other liability accruing in any such proceedings, and the balance, if any, shall be returned to Lessee or the deficiency, if any, shall be paid by Lessee immediately on written demand of Lessor to the taxing authority to which such Imposition is payable. Nothing contained in this Section 4.04 or elsewhere in this Lease shall be deemed to limit Lessee’s obligation to make the deposits provided for in Section 4.03 hereof.

Either Lessor or Lessee may, if it shall so desire, endeavor at any time or times to obtain a lowering of the assessed valuation upon the Property, or any part thereof, for the purpose of reducing taxes thereon, and in such event, the other party will cooperate in effecting such reduction.

4.5          Lessor shall reasonably cooperate with Lessee in connection with any proceedings referred to in Section 4.04 but Lessor shall not be required to join in any such proceedings unless the provisions of any law, rule or regulation at that time in effect shall require that such proceedings be brought by and/or in the name of Lessor or any owner of the Property, in which event, Lessor shall join in such proceedings or permit the same to be brought in its name. Lessor shall not be subject to any liability for the payment of any costs or expenses in connection with any such proceedings, and Lessee will indemnify and save harmless Lessor from and against any such costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, and from any liability resulting from such proceeding. Lessee shall be entitled to any refund with respect to any Imposition and penalties or interest thereon which have been paid by Lessee (whether directly or through escrowed funds), or which have been paid by Lessor but previously reimbursed in full to Lessor by Lessee.

4.6          The certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition, or of non-payment of such Imposition, shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

4.7          Unless escrowed as provided in Section 4.03, Lessor appoints Lessee the attorney-in-fact of Lessor for the purpose of making all payments to be made by Lessee pursuant to any of the provisions of this Lease to persons or entities other than Lessor. In case any person or entity to whom any sum is directly payable by Lessee under any of the provisions of this ARTICLE 4 shall refuse to accept payment of such sum from Lessee, Lessee shall thereupon give written notice of such fact to Lessor and shall pay such sum directly to Lessor at the address specified in Section 19.01 hereof, and Lessor shall promptly pay such sum to such person or entity.

4.8          Unless escrowed as provided in Section 4.03, and except as otherwise provided in Section 4.07, Lessee shall make all payments of Impositions directly to the appropriate taxing authorities.

4.9          Notwithstanding anything to the contrary hereinabove set forth, in the event any fee mortgagee requires any Imposition to be escrowed, Lessee shall comply with such mortgagee’s escrow requirements delivered to Lessee in writing.

ARTICLE V

Insurance.

5.1          At all times during the Term of this Lease, Lessee, at its own cost and expense, shall carry and maintain insurance coverage set forth below in the name of Lessor, Lessee and the holder of any fee mortgage (provided Lessee receives written notice of the identity of any such fee mortgagee) as their respective interests may appear.

(a)           Property Insurance.

(i)         Insurance on the Property (including, without limitation, the Buildings and all improvements thereto hereafter made by Lessee) and all fixtures, equipment and personal property at the Property under an “All Risks of Physical Loss” policy (hereinafter referred to as “All Risks”), including, without limitation, coverage for loss or damage by water, flood, subsidence and sprinkler damage and, when and to the extent obtainable from the United States government or any agency thereof at commercially reasonable rates, war risks; such insurance to be written with full replacement coverage (the “Replacement Value”), i.e., in an amount equal to the greater of (1) 100% of the full costs of replacement of the Property and such fixtures, equipment and personal property (less the cost of excavations, foundations and footings below the basement floor) or (2) an amount sufficient to prevent Lessee from becoming a co-insurer of any loss under the applicable policy. The insurance company’s determination of the amount of coverage required in clause (1) above shall be binding and conclusive on Lessor and Lessee for purposes of the coverage required by clause (1). A stipulated value or agreed amount endorsement deleting the co-insurance provision of the policy shall be provided with such insurance. If not otherwise included within the “All Risks” coverage specified above, Lessee shall carry or cause to be carried, by endorsement to such “All Risks” policy, coverage against damage due to water and sprinkler leakage, flood and collapse and shall be written with limits of coverage reasonably required by Lessor.

(ii)        The Replacement Value shall include the cost of debris removal and the value of grading, paving, landscaping, architects, and development fees.

(b)          Liability Insurance. Comprehensive general liability insurance with respect to the Property and the operations related thereto, whether conducted on or off the Property, against liability for personal injury, including bodily injury and death, and property damage. Such comprehensive general liability insurance shall be on an occurrence basis and specifically shall include:

(i)         Contractual Liability to cover Lessee’s obligation to indemnify Lessor as required hereunder; and

(ii)        Water damage and sprinkler leakage legal liability.

All such insurance against liability for personal injury, including bodily injury and death, and property damage as specified above shall be written for a combined single limit which is in accordance with Lessee’s current liability policies or which Lessee is then maintaining for the Property or such greater amount as may be determined by Lessee. Such limit shall be subject to reasonable increase (as reasonably determined by Lessor and Lessee) from time to time in accordance with the limits then being customarily carried on buildings of similar age and construction and similarly situated as the Property.

(c)          Miscellaneous Insurance. Such other insurance in such amounts as from time to time reasonably may be required by Lessor or any mortgagee of the fee of the Property.

5.2          Lessee further covenants and agrees, at its sole cost and expense, to take out and maintain at all times during the Term of this Lease all necessary worker’s compensation insurance in compliance with applicable law covering all persons employed by Lessee in and about the Property.

In addition to the insurance carried by Lessee, during the course of any alteration or repair work undertaken by a contractor hired by or for Lessee, Lessee shall require such contractor to carry public liability insurance in limits of not less than the amounts herein specified for Lessee or such other amounts reasonably approved by Lessor.

5.3          All insurance provided for in this ARTICLE 5 shall be in such form and shall be issued by such responsible insurance companies licensed to do business in the State of Texas as are reasonably approved by Lessor. Upon the execution of this Lease, and, thereafter, not less than thirty (30) days prior to the expiration dates of the expiring policies required pursuant to this ARTICLE 5, originals of the policies or renewal certificates, as the case may be, bearing notations evidencing the payment of premiums or accompanied by other evidence reasonably satisfactory to Lessor of such payment, shall be delivered by Lessee to Lessor.

5.4          All policies of insurance provided for in Sections 5.01 and 5.02 shall name any mortgagee of the fee of the Property (provided Lessee receives written notice of the identity of any such fee mortgagee), Lessor and Lessee as the insureds as their respective interests may appear.

5.5          Neither Lessor nor Lessee shall violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this ARTICLE 5, and Lessee shall perform, satisfy and comply with, or cause to be performed, satisfied and complied with, the conditions, provisions and requirements of the insurance policies and the companies writing such policies so that, at all times during the Term of this Lease, companies reasonably acceptable to Lessor provide the insurance required by this ARTICLE 5.

5.6          Each policy of insurance required to be carried pursuant to the provisions of ARTICLE 5 shall contain (i) a provision that no act or omission of Lessor or Lessee shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (ii) an agreement by the insurer that such policy shall not be cancelled, modified or denied renewal without at least thirty (30) days’ prior written notice to Lessor, (iii) an agreement that if cancellation is due to nonpayment of premiums, the insurer will so specify in the notice given in (ii) above and will reinstate the policy upon payment of the premiums by Lessor or a fee mortgagee, and (iv) a waiver of subrogation by the insurer.

5.7          If, by reason of changed economic conditions, the insurance amounts referred to in this Lease become inadequate, upon Lessor’s request, the limits shall be reasonably increased by Lessor from time to time to meet changed circumstances including but not limited to changes in purchasing power of the dollar and changes indicated by the course of plaintiffs’ verdicts in personal injury actions in the District Court, Lee County, State of Texas.

ARTICLE VI

Damage or Destruction.

If at any time during the Term of this Lease the Property or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance coverage was required by this Lease but not obtained) of any kind or nature, provided there are adequate insurance proceeds available to Lessee for such purposes under the policies of insurance required by this Lease, or there would have been adequate insurance proceeds available to Lessee if Lessee carried the policies of insurance required by this Lease, Lessee shall rebuild the same to substantially the condition which existed prior to such damage or destruction and this Lease shall continue in full force and effect. If there are not adequate insurance proceeds available to Lessee under the policies of insurance required by this Lease, and there would not have been adequate insurance proceeds available to Lessee if Lessee carried the policies of insurance required by this Lease, then Lessee may elect within ninety (90) days of such casualty by written notice to Lessor, to either (a) rebuild the same to substantially the condition which existed prior to such damage or destruction (or with such modifications as are reasonably approved by Lessor) in which event this Lease shall continue in full force and effect and Lessee shall pay any cost of rebuilding the Improvements not covered by such policies of insurance, or (b) provided Lessee is not then in default hereunder beyond any curative period provided herein, remove all improvements from the Land, at Lessee’s cost and expense, in which event this Lease shall terminate effective as of the date of the removal of such improvements and delivery of the Property to Lessor in accordance with the terms of this Lease. All insurance money paid on account of such damage or destruction of the Property under the policies of insurance provided for in Section 5.01(a) above (herein sometimes referred to as the "Casualty Insurance Proceeds") shall, unless an Event of Default by Lessee then exists hereunder, be available for the payment of the costs of rebuilding or removing the improvements, including temporary repairs for the protection of other property, to the extent such Casualty Insurance Proceeds shall be sufficient for such purpose and, unless an Event of Default by Lessee then exists hereunder, Lessor shall have no claim thereto; provided, however, should Lessee elect to remove all improvements from the Land and terminate this Lease as permitted above, all such insurance proceeds attributable to the improvements that are in excess of the cost of removing the improvements shall be paid to Lessor. Notwithstanding the foregoing, there shall be a reasonable and equitable abatement of Rent for any period(s) in which Lessee is not reasonably able to operate its business from the Property due to casualty and/or restoration efforts for the portion of the Property that is rendered untenantable.

ARTICLE VII

Condemnation.

7.1          In the event of a taking of the entire Property, this Lease shall terminate upon the date that Lessee surrenders possession to the condemning authority (the “Taking Date”), at which time Rent shall be apportioned and the parties shall be released from liability hereunder except as otherwise set forth in this Lease. In the event of a taking of a substantial portion as would render the balance of the Property not suitable for Lessee’s then current use, this Lease shall terminate, at Lessee’s option, such option to be exercised by Lessee giving not less than thirty (30) days’ prior written notice to Lessor at which time the parties shall be released from further liability hereunder except as otherwise set forth in this Lease. The loss or material change of any of the rights of parking or access, ingress or egress to and from the Property existing as of the Effective Date shall be deemed such a substantial taking as would render the use of the Property not suitable for Lessee’s then current use.

7.2          In the event of a taking of less than the entire Property or less than a substantial portion as would render the balance of the Property not suitable for Lessee’s then current use, Rent shall be abated fairly and equitably in accordance with the portion taken. If such taking occurs within the last Lease Year of the Term and has a material impact on Lessee’s ability to do business, this Lease shall terminate, at Lessee’s option, such option to be exercised by Lessee giving not less than thirty (30) days’ prior written notice to Lessor at which time the parties shall be released from further liability hereunder except as otherwise set forth in this Lease.

7.3          In the event of a taking of any portion of the Property as would materially adversely affect Lessee’s ability to do business at the Property for a period of ninety (90) days or less, the Term shall toll and Rent shall abate from the Taking Date and recommence when possession is restored to Lessee. If such taking shall extend beyond ninety (90) days, the taking shall, at the option of Lessee, be considered permanent, entitling Lessee to its rights set forth in Section 7.01 above.

7.4          Upon a taking, all sums awarded for the Property shall be apportioned between Lessor and Lessee in accordance with their interests in the Property. In addition, nothing contained herein shall be deemed to give Lessor any interest in, or to require Lessee to assign to Lessor, any award made to Lessee for the taking of any of Lessee’s property, Lessee’s relocation costs or Lessee’s business damages. Lessor shall not agree to any settlement in lieu of condemnation with the condemning authority without Lessee’s prior written consent.

ARTICLE VIII

Repairs and Maintenance; Services

8.1          Lessee shall, at its own cost and expense, keep and maintain all the Property in good condition and repair and make all necessary repairs and replacements to the Property, whether structural or non-structural, including, but not limited to, road maintenance, the pipes, water, sewage and septic system, heating system, plumbing system, window glass, fixtures, and all other appliances and their appurtenances and all equipment and personal property used in connection with the Property so that the Property is in at least the same condition as when received by Lessee, reasonable wear and tear, casualty and condemnation excepted. Such repairs and replacements, interior and exterior, structural and non-structural, shall be made promptly, as and when necessary so that the Property is in at least the same condition as when received by Lessee, reasonable wear and tear, casualty and condemnation excepted. All repairs and replacements shall be in quality and class at least equal to the original work. Upon and during the continuance of an Event of Default by Lessee in making such repairs or replacements, Lessor may, but shall not be required to, make such repairs and replacements for Lessee’s account, and the expense thereof together with Interest thereon until paid shall constitute and be collectible as Additional Rent. Lessee shall maintain at its sole cost and expense all portions of the Property in a clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstructions. Periodically, J & P Services, Inc., or another company reasonably acceptable to Lessor providing the same service, will maintain the access roadway to the Property and will invoice Lessor for its 1/5 pro rata share of the road maintenance (“Road Maintenance Costs”). Lessee is obligated to timely pay the Road Maintenance Costs upon receipt of the invoice from Lessor. In the event Lessor receives the invoice for the Road Maintenance Costs, Lessor will promptly forward the invoice to Lessee for payment (and Lessor shall ensure that such invoice is delivered to Lessee in a manner that allows Lessee sufficient time to process the payment of the Road Maintenance Costs before the due date therefor).

8.2          Neither Lessor nor Lessee will suffer any waste or damage, disfigurement or injury to the Property or any part thereof.

8.3          Subject to Section 8.01, unless resulting from any act or omission of Lessor or any of its employees, agents, contractors, representatives, licensees or invitees, it is intended by Lessee and Lessor that Lessor shall have no obligation, in any manner whatsoever, to repair or maintain the Property (or any equipment therein), whether structural or nonstructural, all of which obligations are intended, as between Lessor and Lessee, to be those of Lessee. Except as provided above in this Section 8.03, Lessee expressly waives the benefit of any statute now or in the future in effect which would otherwise afford Lessee the right to make repairs at Lessor’s expense or to terminate this Lease because of Lessor’s failure to keep the Property in good order, condition and repair.

8.4          Lessee shall, at Lessee’s sole cost and expense, supply the Property with electricity, heating, ventilating and air conditioning, water, natural gas, lighting, replacement for all lights, restroom supplies, telephone service and disposal services, and such other services as Lessee determines to furnish to the Property. Unless resulting from any act or omission of Lessor or any of its employees, agents, contractors, representatives, licensees or invitees, Lessor shall not be in default hereunder or be liable for any damage or loss directly or indirectly resulting from, nor shall the Net Rent or Additional Rent be abated or a constructive or other eviction be deemed to have occurred by reason of, the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, any failure to furnish or delay in furnishing any such services, whether such failure or delay is caused by accident or any condition beyond the control of Lessor or Lessee or by the making of repairs or improvements to the Property or otherwise, or any limitation, curtailment, rationing or restriction on use of water, electricity, gas or any form of energy serving the Property, whether such results from mandatory governmental restriction or voluntary compliance with governmental guidelines or otherwise. Lessee shall pay as Additional Rent the full cost of any and all of the foregoing services that Lessee is not paying directly to the provider of such service, provided that Lessee shall receive any invoices and other documentation reasonably required by Lessee to evidence the cost of such services.

ARTICLE IX

Alterations and Improvements by Lessee.

9.1          Unless required by law or any governmental authority, Lessee shall not make any alterations or improvements (except restorations, repairs and maintenance pursuant to ARTICLE 6, ARTICLE 7 and ARTICLE 8, as applicable, and the removal and replacement of equipment from the Buildings as set forth in ARTICLE 16) to the Property or any part thereof without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Lessee need not seek the consent of Lessor, and such consent shall not be required, with respect to alterations or improvements aggregating TWENTY THOUSAND and NO/100 DOLLARS ($20,000.00) or less in value or cost (whichever is higher) to be commenced or performed in any Lease Year. Notwithstanding anything to the contrary herein, in no event shall Lessee make any alterations or improvements which would affect the structure or structural integrity of the Buildings or the facade of the Buildings, without obtaining the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall Lessee be permitted to install underground storage tanks or underground fuel systems on the Property. Lessor’s refusal to consent to the installation of an underground tank or underground fuel system shall be conclusively presumed to be reasonable. Any such alterations or improvements in or to the Property requiring the approval of Lessor shall be subject, however, in all cases to the following:

(a)          Any improvement or alteration shall be made with at least fifteen (15) days prior notice to the Lessor, unless a governmental authority requires otherwise or except in the case of an emergency, in which case, Lessee shall give Lessor as much notice as is practicable, accompanied by a copy of the proposed plans and specifications in detail reasonably sufficient for Lessor to review same, the identity of the contractor and any subcontractors, and a copy of all contracts with respect to the improvement or alteration, and shall be made promptly at the sole cost and expense of the Lessee and in a good and workmanlike manner and in compliance in all respects with all applicable laws, ordinances, codes, rules, regulations, permits and authorizations promulgated or issued by any governmental authority having jurisdiction thereof. Upon Lessor’s request, to be made not more frequently than once per Lease Year, Lessee shall deliver to Lessor “as-built” plans and specifications for any work theretofore completed.

(b)          The Property shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Property.

(c)          Notice is hereby given that Lessor shall not be liable for any labor or materials furnished to or for the Lessee. Furthermore, notice is hereby given to Lessee and Lessee’s mechanics, laborers and materialmen with respect to the Property that no mechanic’s, materialman’s or laborer’s lien shall attach to or affect the reversion or other interest of Lessor in or to the Property.

(d)          Worker’s compensation and general liability insurance with respect to the alterations and improvements as required by Section 5.02 shall be maintained and/or provided.

(e)          All fixtures, work, alterations, additions, improvements or permanent equipment installed or made by Lessee, or at Lessee’s expense, upon or in the Property shall be the property of Lessor. Notwithstanding the foregoing, Lessor shall have the right and privilege to serve notice upon Lessee , at the time of Lessor’s approval of any such fixtures, work, alterations, additions, improvements or permanent equipment, that any such fixtures, work, alterations, additions, improvements or equipment shall be removed, in which event, Lessee shall, at its own cost and expense and prior to the expiration of the Term of this Lease, remove same in accordance with such request, and restore the Property to its original condition, reasonable wear and tear, casualty and condemnation excepted. If Lessee fails to so remove and restore, Lessor shall have the right to remove such property and to dispose of the same and to restore the Property without accountability to Lessee, and at the sole cost and expense of Lessee. In the event of any damage to the Property as a result of the removal of such property, Lessee shall immediately repair such damage or, in the Event of Default with respect to such obligation, shall immediately upon receipt of written request from Lessor reimburse Lessor for Lessor’s reasonable costs and expenses in repairing such damage, and the provisions of this sentence shall survive the expiration of the Term of this Lease. All personal property and moveable equipment owned by Lessee upon or in the Property shall remain the property of Lessee unless Lessee fails to remove such personal property or equipment upon termination of this Lease or surrender by Lessee of the Property to Lessor all in accordance with the provisions set forth above with respect to removals at Lessor’s request. All interior alterations and improvements in the Office Building must be consistent with the current finish.

ARTICLE X

Discharge of Liens.

10.1        Except as provided in ARTICLE 18, Lessee shall not create or permit to be created any lien, encumbrance or charge upon the Property or any part thereof, and Lessee shall not suffer any other matter or thing whereby the estate, rights and/or interest of Lessee and/or Lessor (or any part thereof) in the Property or any part thereof might be encumbered by any such lien, encumbrance or charge.

10.2        If any mechanic’s, laborer’s or materialman’s lien shall at any time be filed against the Property or any part thereof, Lessee, within twenty (20) days after receipt of notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Lessee shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy Lessor may have hereunder or at law or equity, Lessor may, but shall not be obligated to, discharge the same and Lessor shall be entitled, if Lessor so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Lessor and all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lessor in connection with the discharge of the lien and/or the prosecution of such action, together with Interest thereon from the respective dates of Lessor’s making of the payment or incurring of the cost and expense to the date Lessee reimburses Lessor for such amount shall constitute Additional Rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor immediately upon Lessee’s receipt of demand therefor in writing.

10.3        Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Lessor, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Property or any part thereof.

ARTICLE XI

Compliance with Laws, Ordinances, Etc.

11.1        Throughout the Term of this Lease, Lessee, at its sole cost and expense, will promptly comply in all material respects with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officers (including, without limitation, all environmental laws, ordinances, orders, rules, regulations and requirements), and all orders, rules and regulations of the National Board of Fire Underwriters, or any other body or bodies exercising similar functions, foreseen or unforeseen, ordinary, as well as extraordinary, which may be applicable to the Property or any part thereof and the sidewalks, alleyways, passageways, curbs and vaults adjoining the Property or to the use or manner of use of the Property or the tenants or occupants thereof, whether or not such law, ordinance, order, rule, regulation or requirement shall necessitate structural changes or improvements or other work or interfere with the use and enjoyment of the Property.

11.2        Lessee shall likewise observe and comply in all material respects with the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with respect to the Property and the improvements thereon, and Lessee shall, in the event of any violation or any attempted violation of the provisions of this Section 11.02, take steps immediately upon obtaining knowledge of such violation or attempted violation to remedy or prevent the same, as the case may be.

11.3        Provided no Event of Default is then in existence, Lessee shall have the right, after prior written notice to Lessor, to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Lessee or Lessor or both, at Lessee’s sole cost and expense and without cost or expense to Lessor, the validity or application of any law, ordinance, order, rule, regulation or requirement of the nature referred to in Section 11.01 and defer compliance therewith during the pendency of such contest, subject to the following:

(a)          If compliance therewith, pending the prosecution of any such proceeding, may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Property or any part thereof and without subjecting Lessor to any liability, civil or criminal, or fine or forfeiture, for failure so to comply therewith during such period, then Lessee may delay compliance therewith until the final determination of such proceeding.

(b)          If any lien, charge or civil liability would be incurred by reason of any such delay, Lessee, nevertheless, may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Lessor to criminal liability, fine or forfeiture, or the Property to a lien, and Lessee, prior to instituting any such proceedings, furnishes to Lessor a letter of credit or bond or undertaking by a surety company or cash deposit or other security reasonably satisfactory to Lessor (such choice of security to be at Lessor’s sole option) securing compliance with the contested law, ordinance, order, rule, regulation or requirement and payment of all interest, penalties, fines, fees and expenses in connection therewith.

(c)          Any such proceeding instituted by Lessee shall be begun as soon as is reasonably possible after the passage or issuance of any such law, ordinance, order, rule, regulation or requirement and the application thereof to Lessee or to the Property and shall be prosecuted to final adjudication with dispatch and due diligence.

(d)          Notwithstanding anything to the contrary herein, Lessee shall promptly comply with any such law, ordinance, order, rule, regulation or requirement being contested and compliance shall not be deferred if at any time the Property or any part thereof shall be in danger of being forfeited or lost or if Lessor shall be in danger of being subjected to criminal liability or penalty by reason of noncompliance therewith.

(e)          Lessee agrees to indemnify and hold Lessor, the partners of Lessor and Lessor’s employees, agents and representatives harmless from and against any and all claims, causes of action, judgments, damages, fines, forfeitures, costs, and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, arising out of or in connection with Lessee’s failure to comply with and/or contesting any such law, ordinance, order, rule, regulation or requirement pursuant to the provisions of this Section 11.03.

Lessor will execute and deliver any appropriate papers which may be reasonably necessary or proper, and otherwise reasonably cooperate with Lessee, to permit Lessee to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement.

ARTICLE XII

Lessor’s Right to Perform Lessee’s Covenants.

12.1        If, after any applicable cure, grace and/or notice period, but without cure, notice or grace in the case of an emergency, Lessee shall at any time fail to pay any Imposition in accordance with the provisions of ARTICLE 4 hereof or to take out, pay for, maintain or deliver any of the insurance policies provided for in ARTICLE 5 or ARTICLE 9 hereof, or shall fail to make any other payment or perform in any material respect any other act on its part to be made or performed under this Lease, or shall default in the performance in any material respect of any of its obligations under this Lease (“Breaches”), then Lessor, or any fee mortgagee, without thereby waiving such Breach or releasing Lessee from any obligation contained in this Lease, may (but shall not be obligated to) perform the same for the account of and with the expense thereof to be paid by Lessee, and may (but shall be under no obligation to) enter upon the Property for any such purpose and take all such action thereon, as may be necessary therefor.

12.2        All sums so paid by Lessor or any fee mortgagee pursuant to Section 12.01 above and all costs and expenses, including, without limitation, all reasonable legal fees and disbursements incurred by Lessor or any fee mortgagee in connection with the performance of any such act pursuant to Section 12.01 above, together with Interest thereon from the respective dates of Lessor’s or such fee mortgagee’s making of each such payment or incurring of each such cost and expense to the date paid by Lessee to Lessor or such fee mortgagee shall constitute Additional Rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor or such fee mortgagee immediately upon Lessee’s receipt of written demand therefor.

ARTICLE XIII

Entry On Property By Lessor.

13.1        Lessee will permit Lessor and its authorized representatives to enter the Property at all reasonable times and hours upon reasonable written notice to Lessee for the purpose of (i) inspecting the same, and (ii) making any necessary repairs thereto and performing any work therein that Lessor may be entitled to make or perform, respectively, pursuant to the provisions of Section 12.01 hereof; provided, however, Lessor and its authorized representatives shall not cause any unreasonable interference with Lessee’s business operations on the Property as a result of any such entry. Nothing herein shall imply any duty upon the part of Lessor to do any such work, and performance thereof by Lessor shall not constitute a waiver of Lessee’s Event of Default in failing to perform the same.

ARTICLE XIV

Indemnification of Lessor.

14.1        Lessee will indemnify and save harmless Lessor and any partner of Lessor against and from all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, judgments and causes of action, including, without limitation, reasonable architects’ and attorneys’ fees and disbursements, which may be imposed upon or incurred by or asserted against Lessor and/or any such partner by reason of any of the following occurring during the Term of this Lease:

(a)          any work or thing done in, on or about the Property or any part thereof at the direction or with the consent of Lessee;

(b)          any negligence on the part of Lessee or any of its agents, contractors, servants, employees, sublessees, licensees or invitees;

(c)          any accident, injury (including, without limitation, death) or damage to any person or entity or property (other than Lessor’s Personal Property) occurring in, on or about the Property;

(d)          any material failure on the part of Lessee to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with;

(e)          any lien or claim which may be alleged to have arisen against or on the Property under any law, ordinance, order, rule, regulation or requirement of any governmental authority, including, without limitation, environmental laws, ordinances, orders, rules, regulations or requirements;

(f)           any failure on the part of Lessee to keep, observe and perform in any material respects any of the terms, covenants, agreements, provisions, conditions or limitations contained in any occupancy agreements, concession agreements or other contracts and agreements affecting the Property, on Lessee’s part to be kept, observed or performed;

(g)          any tax or fee attributable to the execution or recording of this Lease or any memorandum thereof charged by any governmental authority; or

(h)          any contest permitted pursuant to the provisions of any Article of this Lease.

NOTWITHSTANDING THE FOREGOING, LESSEE’S INDEMNIFICATION SHALL NOT INCLUDE THE NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF LESSOR, ITS AGENTS OR EMPLOYEES.

In the event of loss or damage to Lessor’s Personal Property, to the extent Lessor recovers such loss or damage from insurance proceeds Lessor hereby waives and releases Lessee from any and all right of recovery, claim, or action for such loss or damage to the extent of Lessor’s recovery from insurance proceeds, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF LESSEE OR ITS AGENTS, OFFICERS AND EMPLOYEES. Provided, however, the foregoing waiver and release does not include the gross negligence or intentional misconduct by Lessee or any loss or damage in excess of insurance recovery.

The obligations of Lessee under this ARTICLE 14 shall not in any way be affected by the absence or presence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Property.

In case any claim, action or proceeding is made or brought against Lessor by reason of any of the foregoing events to which reference is made in this Section 14.01, then Lessee will, upon receipt of written notice from Lessor, at Lessee’s sole cost and expense, resist or defend such claim, action or proceeding, in Lessor’s name, if necessary, by counsel reasonably approved in writing by Lessor, such approval not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessor may engage its own counsel, at Lessor’s expense, to defend it or to assist in its defense.

14.2        The provisions of Section 14.01 shall survive the termination or expiration of this Lease with respect to any action occurring during the Term of the Lease.

ARTICLE XV

Assignments, Subletting, Mortgages.

15.1        Lessee expressly covenants that it shall not, without Lessor’s prior written consent, assign all or any part of this Lease or suffer or permit the Property or any part thereof to be used by others or sublet all or any part of the Property, nor shall Lessee mortgage, hypothecate, assign, pledge, grant a security interest in or encumber the Property or any part thereof, this Lease and/or the leasehold estate created hereby, nor shall Lessee assign, pledge, hypothecate and/or give a security interest in, any personal property included within this Lease and/or the income, receipts, revenues and profits of the Property or any part thereof; provided, however, that Lessor will not withhold, condition or delay consent to any assignment of this Lease or any subletting of all or any part of the Property so long as (i) the proposed assignee or sublessee is engaged in a business using the Property for the uses permitted under this Lease and such use is in keeping with the then applicable standards of the Property, (ii) Lessee shall remain primarily liable under this Lease; and (iii) the credit standing of such proposed assignee or sublessee is acceptable to Lessor in Lessor’s reasonable judgment; and (v) the term of any proposed sublease (together with all extensions or renewals thereof) shall terminate on or before the end of the Term of this Lease.

If Lessee desires at any time to assign this Lease or sublet all or a portion of the Property, it shall first notify Lessor of its desire to do so and shall submit in writing to Lessor (a) the name of the proposed assignee, (b) the nature of the proposed assignee’s business to be carried on in the Property, (c) a copy of the proposed assignment and any other applicable agreement, (d) such financial information as Lessor may reasonably request concerning the proposed assignee, including, without limitation, current financial statements of any prospective guarantor and (e) such other information as may be reasonably necessary to evaluate (a) through (e) above. To the extent Lessor’s consent is required as a condition to the effectiveness of any such assignment or sublease, Lessor hereby reserves the right to condition any such consent upon Lessor’s reasonable determination that (1) the proposed assignee is financially responsible as a sole lessee, (2) the proposed assignee or sublessee is likely to conduct a business on the Property of a type and quality substantially similar to that conducted by Lessee, and (3) the proposed use by the assignee is compatible with any existing or future use by Lessee. Lessor agrees to advise Lessee in writing within thirty (30) days after Lessor’s receipt of Lessee’s notice as provided above as to whether or not a proposed assignee or sublessee is acceptable. Except as otherwise permitted by this Lease, any attempted assignment, transfer, mortgage or other encumbrance of Lessee’s interest in this Lease of the Property or subletting or permissive use in occupancy of the Property without Lessor’s written consent shall be null and void and have no force and effect whatsoever and shall constitute a breach of this Lease.

15.2        Notwithstanding anything contained in this ARTICLE 15 or elsewhere in this Lease to the contrary, Lessee may assign all or any part of this Lease, sublet all or any part of the Property or otherwise transfer all or any part of its interest in this Lease and the Property to any Permitted Transferee. The term “Permitted Transferee” means (i) any affiliate of Lessee, (ii) the purchaser of all or substantially all of Lessee’s assets, or (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which, with which or to which Lessee, or its corporate successors or assigns, is merged, consolidated or sold (provided such sale is of all or substantially all of the assets of Lessee) in accordance with applicable statutory provisions and other laws governing merger, consolidation and sale of business entities, or (iv) any Leasehold Mortgagee (as hereinafter defined) succeeding to Lessee’s interest in this Lease by virtue of foreclosure (or transfer in lieu of foreclosure) of the Leasehold Mortgage (as hereinafter defined).

15.3        Lessee shall at all times and from time to time have the right, without Lessor’s consent, to encumber by mortgage, deed of trust, deed to secure debt or security agreement (the “Leasehold Mortgage”) Lessee’s leasehold estate in the Property created by this Lease, together with Lessee’s rights and interests in all of Lessee’s fixtures, equipment, personalty and improvements situated thereon and all rents, issues, profits, revenues and other income to be derived by Lessee therefrom, to secure such loans from time to time made by any lender (defined below) (“Leasehold Mortgagee”) to Lessee or any affiliate of Lessee; provided, however, that such Leasehold Mortgage shall in no event encumber Lessor’s fee title and interest in the Property.

If Lessor has received notice from Lessee or Leasehold Mortgagee notifying Lessor of the existence of a Leasehold Mortgage, together with the name and address of Leasehold Mortgagee, Lessor shall deliver to the Leasehold Mortgagee notice of any default by Lessee hereunder, and no notice of default shall be deemed effective against a Leasehold Mortgagee who has notified Lessor of the existence of its Leasehold Mortgage until the notice of default is so delivered to Leasehold Mortgagee. If there exists at any one time more than one Leasehold Mortgage, Lessor shall deliver a copy of notice of default only to the Leasehold Mortgagee that is identified by notice to Lessor as holding the first priority Leasehold Mortgage or, if no Leasehold Mortgagee has been so identified, then Lessor may deliver a copy of notice of default to either Leasehold Mortgagee. Leasehold Mortgagee shall have the right to correct or cure any such default within the same period of time after receipt of such notice as is given to Lessee under this Lease to correct or cure defaults, plus an additional period of ten (10) days thereafter for a monetary default and an additional period of forty-five (45) days in the event of a nonmonetary default. Lessor will accept Leasehold Mortgagee’s performance of any covenant, condition or agreement on Lessee’s part to be performed hereunder with the same force and effect as though performed by Lessee if, at the time of such performance, Leasehold Mortgagee delivers to Lessor evidence of its interest in this Lease. Notwithstanding any provisions of this Lease under which Lessor may declare a default and terminate or cancel this Lease or any of Lessee’s rights or interests hereunder, no notice of default given by Lessor to Lessee or other action by Lessor to declare a default (other than notice of a default that can be corrected or cured by the payment of money or of a default that is within Leasehold Mortgagee’s power to correct or cure within the time permitted hereunder) shall be effective to terminate this Lease if and so long as Leasehold Mortgagee shall promptly commence the enforcement of and diligently pursue all rights and remedies legally available to it to correct or cure all defaults that are within Leasehold Mortgagee’s power to correct or cure and, with respect to defaults that are not within Leasehold Mortgagee’s power to correct or cure, if Leasehold Mortgagee shall promptly commence the enforcement of and diligently pursue all rights and remedies legally available to it to acquire the leasehold estate hereunder, and upon acquisition thereof, perform all of the covenants and provisions on Lessee’s part to be performed during the period of its ownership of the leasehold estate. If this Lease terminates by reason of the happening of any Event of Default, or because of a disaffirmance of this Lease by a receiver, liquidator or trustee for Lessee’s property, or by any department of the city, state or federal government that had taken possession of Lessee’s business or property because of Lessee’s insolvency or alleged insolvency, and if, at the time of such termination, the Leasehold Mortgage constitutes a first lien upon Lessee’s leasehold estate (a “First Lien Leasehold Mortgagee”), Lessor shall give notice thereof to the First Lien Leasehold Mortgagee. Upon First Lien Leasehold Mortgagee’s written request made within thirty (30) business days after delivery of such notice to First Lien Leasehold Mortgagee, and upon payment to Lessor of all Rent and other monies due under this Lease to such date and unpaid by Lessee, as well as all sums that would have become payable hereunder by Lessee to Lessor to the date of execution and delivery of the new lease hereinafter mentioned, had this Lease not been terminated, together with reasonable attorneys’ fees and expenses in connection therewith and in connection with the removal of Lessee from the Property, and the curing of all Events of Default hereunder that are within First Lien Leasehold Mortgagee’s power to cure, and the performance of all of the covenants and provisions hereunder that are within First Lien Leasehold Mortgagee’s power to perform up to the date of the execution and delivery of the new lease hereinafter mentioned, giving credit, however, for any net income actually collected by Lessor from the Property, Lessor shall enter into a new lease of the Property with First Lien Leasehold Mortgagee for the remainder of the Term, including the exercised or unexercised Extension Option, at the same Rent and on the same terms and conditions as contained in this Lease and dated as of the date of termination of this Lease. First Lien Leasehold Mortgagee’s estate, as tenant under the new lease, shall have priority equal to Lessee’s estate hereunder (that is, there shall be no charge, lien or burden upon the Property prior to or superior to the estate granted by such new lease that was not prior to or superior to Lessee’s estate under this Lease as of the date immediately preceding the date of the Event of Default, except, however, any charge, lien or burden that should not have been permitted and/or should have been discharged by Lessee under the terms of this Lease). Nothing herein contained shall be deemed to impose any obligation upon Lessor to deliver physical possession of the Property to any Leasehold Mortgagee until such Leasehold Mortgagee has entered into a new lease of the Property with Lessor.

Leasehold Mortgagee or any purchaser in foreclosure proceedings, including any person formed by Leasehold Mortgagee or the holder of the note or other obligations secured by the Leasehold Mortgage, may become the legal owner and holder of this Lease and the equipment, fixtures and other property assigned as additional security for such Leasehold Mortgage by foreclosure of the Leasehold Mortgage or as a result of assignment or conveyance in lieu of foreclosure.

ARTICLE XVI

Surrender.

16.1        Lessee shall on the last day of the Term hereof, or upon any earlier termination of this Lease, or upon any re-entry by Lessor upon the Property pursuant to ARTICLE 17 hereof, surrender and deliver up the Property (except personal property and moveable equipment owned by Lessee and except as Lessor instructs pursuant to ARTICLE 9) and all fixtures, equipment and other personal property now or hereafter at the Property into the possession and use of Lessor in the same condition as received, reasonable wear and tear, casualty and condemnation excepted, and free and clear of any liens created by Lessee or resulting from the acts or omissions of Lessee. Lessee shall at no time during the Term of this Lease remove any fixtures, equipment or other personal property from the Property (except personal property and moveable equipment owned by Lessee and except as Lessor instructs pursuant to ARTICLE 9) except Lessee may remove from the Property any equipment or other personal property which is obsolete or unfit for use or which is no longer useful in the operation of the Property. Nothing in this ARTICLE 16 shall in any way be deemed to affect any of Lessee’s obligations as to the use of the Property set forth in ARTICLE 2 of this Lease.

16.2        If the Property is not surrendered as above set forth, Lessee shall indemnify, defend and hold Lessor harmless from and against loss or liability resulting from the delay by Lessee in so surrendering the Property, including, without limitation, any claim made by any succeeding occupant founded on such delay. Lessee’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. In addition to the foregoing, and in addition to the Additional Rent, Lessee shall pay to Lessor a sum equal to 150% of the Net Rent payable as of the expiration or termination of this Lease during each month or portion thereof for which Lessee shall remain in possession of the Property or any part thereof after the expiration or termination of the Term or of Lessee’s rights of possession, whether by lapse of time or otherwise. The provisions of this Paragraph 16.02 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Lessor provided herein, at law or at equity.

16.3        Except for surrender upon the expiration or earlier termination of the Term hereof, no surrender to Lessor of this Lease or of the Property shall be valid or effective unless agreed to and accepted in writing by Lessor.

ARTICLE XVII

Default Provisions.

17.1        Each of the following events shall be an “Event of Default” hereunder:

(a)           Default by Lessee in paying any installment of Net Rent or Additional Rent or in making any deposit required pursuant to ARTICLE 4 and the continuance of such default for five (5) days after Lessee’s receipt of written notice of such default from Lessor;

(b)           If Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under present or any future bankruptcy act or any other present or future applicable federal, state or other statute or law or other law, ordinance, order, rule, regulation or requirement of any governmental authority, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties or of Lessee’s leasehold estate with respect to the Property;

(c)           If within sixty (60) days after the commencement of any proceeding against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law or other law, ordinance, order, rule, regulation or requirement of any governmental authority, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Lessee, of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties or of Lessee’s leasehold estate with respect to the Property, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated;

(d)           If a material levy under execution or attachment shall be made against Lessee or a material portion of its property and such execution or attachment shall not be vacated or removed by court order, bonding or otherwise within a period of thirty (30) days;

(e)           If the Property becomes vacant or is deserted or abandoned;

(f)            If the Property is used for other than the use permitted under this Lease;

(g)           If Lessee fails to take possession of the Property within 30 days of when possession is given to Lessee by Lessor;

(h)           Default by Lessee in observing or performing one or more of the other material terms, conditions, covenants or agreements of this Lease and the continuance of such default for a period of twenty (20) days after Lessee’s receipt of written notice by Lessor specifying such default (unless such default requires work to be performed, acts to be done, or conditions to be removed which cannot by their nature reasonably be performed, done or removed, as the case may be, within such twenty (20) day period, in which case no such Event of Default shall be deemed to exist so long as Lessee shall have commenced curing such default within such twenty (20) day period and shall diligently and continuously prosecute the same to completion, provided, however, that in any event such an Event of Default shall be deemed to exist if such cure of such default has not been completed within 90 days after Lessee’s receipt of Lessor’s written notice to Lessee as described above); or

(i)            If, without Lessor’s consent, Lessee shall reorganize, consolidate, merge, spin off an entity or otherwise enter into any restructure plan (a “Reorganization”) whereby, as a result of such Reorganization, the net value of Lessee or Lessee’s assets after the Reorganization is significantly and materially less than the value thereof prior to the Reorganization.

17.2        If an Event of Default shall exist, Lessor may, at its option, give written notice to Lessee stating that this Lease and the Term of this Lease shall expire and terminate on the date specified in such notice, which date shall be not less than three (3) days from the date of such notice, and upon the expiration of the date specified in such notice, this Lease and the Term of this Lease and all rights of the Lessee under this Lease shall expire and terminate as if that date were the Expiration Date, and Lessee shall quit and surrender the Property and all other property as required hereunder to Lessor but Lessee shall remain liable as hereinafter provided.

17.3        If any Event of Default shall exist, or if this Lease shall be terminated as provided in Section 17.02 hereof or by summary proceedings or otherwise, then, and in any of such events, Lessor may without notice, re-enter the Property either by force or otherwise, and dispossess Lessee and the legal representative of Lessee or other occupant of the Property by summary proceedings or otherwise, and remove their effects and hold the Property as if this Lease had not been made, and Lessee hereby waives the service of notice of intention to re-enter or to institute legal or other proceedings to that end. The terms “enter,” “re-enter,” “entry,” or “re-entry,” as used in this Lease, are not restricted to their technical legal meaning.

17.4        In the event of any termination of this Lease under the provisions of this Article or if Lessor shall re-enter the Property under the provisions herein, or in the event this Lease is otherwise terminated due to an Event of Default by Lessee hereunder, or in the event of re-entry by or under any summary dispossession or other proceedings or action or any provision of law by reason of an Event of Default hereunder on the part of the Lessee, Lessee shall thereupon pay to the Lessor the Net Rent and Additional Rent payable by Lessee to Lessor up to the time of such termination of this Lease, or of such recovery of possession of the Property by the Lessor, as the case may be, and shall also pay to Lessor damages as hereinafter provided.

17.5        In the event of a breach or a threatened breach by Lessee of any of its obligations under this Lease, Lessor shall also have the right of injunction. The special remedies to which Lessor may resort in this Article are cumulative and not intended to be exclusive of any other remedies or means of redress to which Lessor may lawfully be entitled at any time and Lessor may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

17.6        Subject to applicable law, if this Lease shall terminate under the provisions of Section 17.02, or if Lessor shall re-enter the Property under the provisions of Section 17.03 or in the event of the termination of this Lease, or re-entry, by or under any summary dispossession or other proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of the Lessee, Lessor shall be entitled to retain all monies, if any, paid by Lessee to Lessor, whether as advance Rent, security or otherwise, but such monies shall be credited by Lessor against any Net Rent or Additional Rent due from Lessee at the time of such termination or re-entry or, at Lessor’s option, against any damages payable by Lessee under this Article or pursuant to law or equity.

17.7        If this Lease is terminated or if Lessor shall re-enter the Property under the provisions of this Article, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossession or other proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of the Lessee, Lessee shall pay to Lessor as damages, at the election of Lessor, sums equal to the Net Rent and the Additional Rent payable hereunder throughout the stated term of this Lease which would have been payable by Lessee had this Lease not so terminated, or had Lessor not so re-entered the Property, payable upon the due date therefor specified herein following such termination or such re-entry.

17.8

(a)          In the event Lessor terminates this Lease under this Article, Lessor shall credit Lessee with the net rents received by Lessor from any re-letting of the Property during what would have been the balance of Lessee’s stated lease Term, such net rents to be determined by first deducting from the gross rents as and when received by Lessor from such re-letting, the expenses incurred or paid by Lessor in terminating this Lease or in re-entering the Property and in securing possession thereof (including, without limitation, reasonable attorneys’ fees and disbursements and amounts for which Lessee indemnifies Lessor under Section 14.01(c) of this Lease incurred by Lessor in connection with an Event of Default by Lessee resulting in such termination), as well as the expenses of re-letting, including, without limitation, altering, repairing and preparing the Property for new tenants, brokers’ commissions and other expenses sustained in securing any new tenants or other occupants, reasonable attorneys’ fees and disbursements and all other expenses properly chargeable against the Property and the rental thereof (including, without limitation, the cost and expense of Lessor in maintaining and operating the Property), and any other liability of Lessee to Lessor, it being understood that any such re-letting may be for a period shorter or longer than the remaining Term of this Lease, but in no event shall Lessee be entitled to receive any excess of such net rents over the sums payable by Lessee to Lessor hereunder, or shall Lessee be entitled in any suit for the collection of damages pursuant to this Section to a credit in respect of any net rents from a re-letting, except to the extent that such net rents are actually received by Lessor. No re-entry by Lessor, whether had or taken under summary proceedings or otherwise, shall absolve or discharge Lessee from liability hereunder. Lessor in no way shall be responsible or liable for any failure to re-let the Property or any part thereof, or for any failure to collect any rent due on any such re-letting; provided, however, that neither the foregoing nor anything else contained in this Article shall relieve Lessor from any obligation under Texas law to mitigate the damages of Lessor arising as a result of an Event of Default by Lessee under this Lease and shall not be construed in any way as a provision or provisions which purports/purport to waive a right of Lessee to require that Lessor mitigate, or to exempt Lessor from a duty to mitigate (or from liability for its failure to satisfy such duty), Lessor’s damages arising due to an Event of Default by Lessee under this Lease.

(b)          If the Property or any part thereof be re-let by Lessor for the unexpired portion of the Term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Property, or part thereof, so re-let during the term of the re-letting.

17.9        Suit or suits for the recovery of damages or deficiencies, or any installments thereof, may be brought by Lessor from time to time at its election, and nothing contained herein shall be deemed to require Lessor to postpone suit until the date when the Term of this Lease would have expired if it had not been so terminated hereunder, or under any provision of law, or had Lessor not re-entered the Property. Nothing herein contained shall be construed to limit or preclude recovery by Lessor against Lessee of any sums or damages to which, in addition to the damages particularly provided above, Lessor may lawfully be entitled by reason of any Event of Default hereunder on the part of Lessee. Nothing herein contained shall be construed to limit or prejudice the right of Lessor to obtain as damages by reason of the termination of this Lease or re-entry of the Property for an Event of Default of Lessee under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 17.07.

17.10      Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Lessee being evicted or dispossessed, or in the event of Lessor obtaining possession of the Property, as a result of an Event of Default by Lessee under this Lease.

17.11      Lessee waives the right to trial by jury with respect to any action arising out of this Lease. Lessee further waives its rights to interpose any offset in any summary proceeding instituted by Lessor based upon non-payment of Net Rent or Additional Rent.

17.12      All amounts payable by Lessee hereunder and each and every installment thereof, and all costs, attorneys’ fees, disbursements and other expenses which may be incurred by Lessor in enforcing the provisions of this Lease or on account of any delinquency of Lessee in carrying out the provisions of this Lease, shall be and they hereby are declared to constitute a valid lien upon the Lessee’s leasehold with respect to the Property to the extent permitted by law.

17.13      No receipt of moneys by Lessor from Lessee after termination of this Lease, or after the giving of any notice of termination of this Lease, shall reinstate, continue or extend the Term of this Lease or affect any notice theretofore given Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Net Rent and Additional Rent payable by Lessee hereunder or thereafter falling due, or operate as a waiver of the right of Lessor to recover possession of the Property, it being agreed that after the service of notice to terminate this Lease or the commencement of suit or summary proceedings, or after final order or judgment for the possession of the Property, or after possession of the Property by re-entry by summary proceedings or otherwise, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Property or, at the election of Lessor, on account of Lessee’s liability hereunder.

17.14      No failure of Lessor to exercise any right or remedy available during the continuance of an Event of Default, and no acceptance of full or partial Net Rent or Additional Rent by Lessor during the continuance of any such Event of Default, shall constitute a waiver of any such Event of Default. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no Event of Default or Lessor default, as applicable, with respect thereto, shall be waived, altered or modified except by a written instrument executed by that party. No waiver of any Event of Default or Lessor default, as applicable, shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent Event of Default or Lessor default, as applicable, thereof.

17.15      Each right and remedy of Lessor provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or otherwise shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or otherwise.

17.16      Lessee shall pay to Lessor all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lessor in enforcing any of the covenants and provisions of this Lease and/or incurred by Lessor in any action brought on account of the provisions hereof, and all such costs and expenses may be included in and form a part of any judgment entered in any action or proceeding against Lessee.

17.17      While an Event of Default is in existence, this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession, and Lessor shall have the right to enforce all its rights and remedies under this Lease, including, without limitation, the right to recover all Net Rent and Additional Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Property or the appointment of a receiver upon initiative of Lessor to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession unless written notice of termination is given by Lessor to Lessee.

17.18      Except as otherwise provided in this Lease, all agreements and covenants to be performed or observed by Lessee under this Lease shall be at Lessee’s sole cost and expense and without any abatement of Net Rent or Additional Rent.

17.19      Lessor Default

(a)          If Lessor fails to perform or observe any of its obligations under this Lease and such failure continues for more than twenty (20) days after Lessee has delivered written notice thereof to Lessor, such failure will constitute a default under this Lease unless Lessor disputes the claimed default in good faith by written notice to Lessee within such twenty (20) day period; provided, however, that if the nature of Lessor’s obligation is such that more than twenty (20) days are required for performance, then Lessor will not be in default if Lessor commences performance within such twenty (20) day period and thereafter diligently prosecutes the same to completion; provided, however, that such additional period will in no event be longer than sixty (60) days after Lessor’s receipt of Lessee’s written notice to Lessor as described above. Lessee will identify the Lease provisions containing the Lessor’s obligations that are the subject of Lessee’s complaint and specify in reasonable detail the nature and extent of Lessor’s failure with respect thereto. If Lessor fails to cure any default within the applicable cure period, Lessee will have all rights and remedies available in this Lease and at law or in equity.

(b)          If Lessor fails to commence performance of an unperformed material obligation (as reasonably determined by Lessee) (a “Material Obligation”) within twenty (20) days after written notice from Lessee specifying such failure (subject to extension for cure as provided in Section 17.19(a)), then Lessee may perform such Material Obligation and Lessor shall reimburse Lessee all actual and reasonable third-party, out-of-pocket costs incurred by Lessee in connection therewith within thirty (30) days after Lessee delivers to Lessor written demand therefor, accompanied by invoices substantiating Lessee’s claim (provided, if the costs would constitute Additional Rent had Lessor performed such work, then such costs paid by Lessee shall be treated as Additional Rent, whereupon Lessee shall receive a credit therefor against Additional Rent next due, and Lessor shall not be responsible for reimbursing Lessee for such costs). If Lessor fails to pay such amount within such thirty (30)-day period, then Lessee may deliver a written notice to Lessor requesting reimbursement, and if Lessor fails to pay such amount within ten (10) days after receipt of such notice, then Lessee may offset such costs (as well as any other amounts owing to Lessee from Lessor, whether or not arising out of this Lease) against its obligation to pay Rent, unless Lessor is in good faith disputing such claim, in which case, Lessee may offset the amount of such claim that is not in dispute.

ARTICLE XVIII

Subordination.

18.1        This Lease is subject and subordinate to all present and future ground or underlying leases and to all present and future mortgages which may now or hereafter affect such leases or the Property (or any part thereof) or Lessor’s fee interest in the Property, and to all renewals, modifications, consolidations, replacements and extensions thereof, but only on the condition that Lessor has secured and delivered to Lessee, in recordable form, a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) executed and acknowledged by each such lessor and mortgagee, whereby each such lessor or mortgagee has agreed to attorn to this Lease and not disturb Lessor’s use of the Property and Lessee has subordinated its rights hereunder to such lessor or mortgagee, in form and substance reasonably acceptable to Lessee. Lessee’s obligations under this Lease are expressly contingent and conditioned upon Lessee’s receipt of an SNDA from each lessor and mortgagee as provided above. Except as provided above in this Section 18.01, the provisions of this Section 18.01 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Lessee shall promptly execute and deliver at its own cost and expense any instrument, in recordable form, if required, that Lessor, or the holder of any such Lease or mortgage or any of their respective successors in interest may request to evidence such subordination, and Lessee hereby constitutes and appoints Lessor or its successors in interest to be Lessee’s attorney-in-fact, irrevocably and coupled with an interest, to execute and deliver any such instrument for or on behalf of Lessee. Nothing contained in this Lease shall limit or curtail Lessor’s right to sell, mortgage or otherwise deal with its fee interest in the Property, or affect Lessor’s right to assign the Net Rent and/or Additional Rent payable under this Lease either as further collateral security under a fee mortgage or otherwise, and any such assignment of Rent shall be honored by Lessee; provided, however, in the event of any foreclosure proceeding which is prosecuted or completed or any transfer of the Property or Lessor’s interest therein by foreclosure, by deed in lieu of foreclosure or otherwise, the leasehold estate granted to Lessee under this Lease shall not be terminated or disturbed so long as no Event of Default by Lessee shall exist under this Lease and Lessee shall pay all sums due under this Lease and shall fully perform and comply with all of the terms, covenants and conditions of this Lease on the part of Lessee to be performed and/or complied with.

18.2        In the event of any act or omission of Lessor constituting a default by Lessor hereunder beyond any applicable notice period, Lessee shall not exercise any remedy until Lessee has given all fee mortgagees of the Property (provided such fees mortgagees have been made known to Lessee in writing) written notice of such act or omission, and unless and until a reasonable period of time (not to exceed thirty (30) days) to allow such mortgagees to remedy such act or omission shall have elapsed following receipt of such notice. However, if such act or omission cannot, with due diligence and in good faith, be remedied within such period or cannot be cured simply by the payment of money, such mortgagees shall be allowed such further period of time as may be reasonably necessary provided that such mortgagees commence remedying the same with due diligence and in good faith and thereafter diligently prosecute such cure to completion (and if such mortgagees require possession of the Property to commence curing any such default, such mortgagees shall also be entitled to such further periods of time as may be reasonably required to obtain possession of the Property). Nothing herein contained shall be construed or interpreted as requiring any mortgagee receiving such notice to remedy such act or omission.

ARTICLE XIX

Bills and Notices.

19.1        Except as otherwise in this Lease provided, a bill, statement, notice or communication which Lessor may desire or be required to give to Lessee shall be deemed sufficiently given or rendered if, in writing, delivered to Lessee personally by hand or sent by nationally recognized overnight courier service or sent by certified mail, return receipt requested, postage prepaid, addressed to Lessee at PO Box 1110, Giddings, TX 78942 or at such other address as Lessee may designate by written notice from time to time to Lessor, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Lessee personally or delivered to Lessee by overnight courier or five days after mailed as herein provided. Any notice by Lessee to Lessor must be served personally by hand or sent by nationally recognized overnight courier service or sent by certified mail, return receipt requested, postage prepaid, addressed to Lessor at the address first hereinabove given or at such other address as Lessor shall designate by written notice to Lessee from time to time during the Term hereof, and the time of the rendition of such notice shall be deemed to be the time when the same is delivered to Lessor personally or delivered to Lessor by overnight courier or five days after mailed as herein provided.

ARTICLE XX

Quiet Enjoyment.

20.1        Lessor covenants and agrees with Lessee that upon Lessee paying the Net Rent and Additional Rent and observing and performing all the material terms, covenants and conditions on Lessee’s part to be observed and performed hereunder, Lessee may peaceably and quietly enjoy the Property hereby demised for the duration of the Term of this Lease.

ARTICLE XXI

Covenants To Bind And Benefit Respective Parties.

21.1        The covenants and agreements herein contained shall bind and inure to the benefit of Lessor and Lessee and their respective successors and (except as otherwise provided herein) assigns, and cannot be changed, modified or terminated orally, but only by an instrument in writing signed by both parties.

ARTICLE XXII

Definitions.

22.1        “Interest” shall mean a rate per annum equal to the lesser of (i) eight percent (8%), (ii) the Wall Street Journal Prime Rate, or (iii) the maximum applicable legal rate, if any.

22.2        “Lessor” as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Property, so that in the event of any transfer of title of said Property, the said transferor or Lessor, as applicable, shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Lessor hereunder, provided such transferee of the Property agrees to assume in writing such covenants, obligations and liabilities of said transferor or Lessor, as applicable, under this Lease. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successors and assigns only during their respective periods of ownership.

22.3        “Lessee” as used in this Lease, shall include more than one person if more than one person is Lessee and if, at any time, the term “Lessee” shall include more than one person, the obligations of all such persons under this Lease shall be joint and several.

22.4        “Lease Year” shall mean a period of twelve consecutive calendar months. The first Lease Year shall commence on the Commencement Date and each succeeding Lease Year shall commence on the anniversary date of the first Lease Year.

22.5        “Unavoidable Delays” shall mean delays caused by strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion, fire, terrorist action, epidemic, public utility failure, unavoidable casualty, moratorium or similar laws prohibiting performance or severe weather conditions or any other similar matter which shall be beyond the reasonable control of Lessee or Lessor, as the case may be, but the lack or insufficiency of funds shall not constitute an Unavoidable Delay.

ARTICLE XXIII

Net Lease; Non-Terminability.

23.1        This is a net lease and the Net Rent, Additional Rent and all other sums payable hereunder by Lessee shall be paid without notice or demand therefor and, except as otherwise provided in this Lease, without any abatement, deduction, set-off, suspension or defense for any reason whatsoever except as provided herein.

23.2        Except as provided herein including, without limitation, ARTICLE 6, ARTICLE 7 and ARTICLE 8 of this Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease, nor shall Lessee be entitled to any abatement or reduction of Net Rent or Additional Rent hereunder, nor shall the obligations of Lessee under this Lease be affected, by reason of (i) subject to ARTICLE 6 and ARTICLE 8 of this Lease, any damage to or destruction of all or any part of the Property from whatever cause, (ii) subject to ARTICLE 7 of this Lease, the taking of the Property or any portion thereof by condemnation, requisition or otherwise, or (iii) subject to ARTICLE 6, ARTICLE 7 and ARTICLE 8 of this Lease, the prohibition, limitation or restriction of Lessee’s use of all or any part of the Property, or any interference with such use, unless caused by Lessor or any employee, agent, contractor, representative, licensee or invitee of Lessor.

ARTICLE XXIV

Hazardous Material.

24.1        Lessee (i) shall comply, and cause the Property to comply, in all material respects, with all Environmental Laws (as hereinafter defined) applicable to the Property (including, without limitation, the making of all submissions to governmental authorities required by Environmental Laws and the carrying out of any remediation program specified by such authority), (ii) shall prohibit the use of the Property for the generation, manufacture, refinement, production, or processing of any Hazardous Material (as hereinafter defined) or for the storage, handling, transfer or transportation of any Hazardous Material, (iii) shall not permit to remain, install or permit the installation on the Property of any surface impoundments, underground storage tanks, or asbestos or asbestos-containing materials, and (iv) shall cause any alterations of the Property to be done in a way so as to not expose in an unsafe manner the persons working on or visiting the Property to Hazardous Materials, and in connection with any such alterations, shall remove, in compliance with Environmental Laws, any Hazardous Materials present upon the Property which are not in compliance with Environmental Laws or which present a danger to persons working on or visiting the Property.

24.2        “Environmental Laws” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901, et. seq. (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et. seq. (CERCLA), the Toxic Substance Control Act, as amended, 15 U.S.C. §§2601 et. seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et. seq., and all applicable federal, state and local environmental laws, ordinances, orders, rules and regulations, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, ordinances, orders, rules and regulations, now or hereafter existing relating to regulations or control of Hazardous Materials. The term “Hazardous Materials” as used in this Lease shall mean substances defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” or “toxic substances” in any applicable federal, state or local statute, rule, regulation or determination, including the Environmental Laws, and asbestos, polychlorinated biphenyls, radioactive substances, methane, volatile hydrocarbons, petroleum or petroleum-derived substances or wastes, radon, industrial solvents or any other material as may be specified in applicable law or regulations; provided, however, Hazardous Materials shall not include, and nothing contained in this Lease will be deemed to prohibit the use of, normal quantities of office supplies, household cleaners and other products customarily used in the conduct of general office, business or industrial uses similar to the uses of the Property permitted under this Lease.

24.3        Lessee shall pay, indemnify and save harmless Lessor, from all liability, claims, demands, damages, losses and other reasonable expenses and costs of every kind and description to which Lessor is subjected as a result of the discharge or release onto the Property of Hazardous Materials which occurs after the Term commences, and as the direct result of a discharge or release onto the Property of Hazardous Materials by Lessee or its agents or employees; provided, however, that such indemnification shall not be applicable to the extent of matters for which Lessor indemnifies Lessee pursuant to Section 24.04.

24.4        Lessor shall pay, indemnify and save harmless Lessee from all liability, claims, demands, damages, losses and other reasonable expenses and costs of every kind and description to which Lessee is subjected as a result of the discharge or release onto the Property of Hazardous Materials which either (a) occurs after the Term commences, and as the direct result of a discharge or release onto the Property of Hazardous Materials which is due to an act of Lessor or its agents or employees, or (b) for any discharge or release of Hazardous Materials onto the Property, or any other conditions of the Property existing prior to commencement of the Term.

ARTICLE XXV

Miscellaneous.

25.1        Lessor and Lessee hereby warrant and represent to each other that there are no broker or finder fees or any real estate commissions claiming by or through Lessor or Lessee due any broker, agent, or other party in connection with the negotiation or execution of this Lease, and Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all costs, expenses, liabilities, causes of action, claims or suits in connection with compensation, commissions, fees, or other sums claimed to be due or owing to any party (other than the Brokers) with respect to the negotiation or execution of this Lease, claiming by or through Lessee. Similarly, Lessor agrees to indemnify and hold Lessee harmless from and against any and all costs, expenses, liabilities, causes of action, claims or suits in connection with compensation, commissions, fees, or other sums claimed to be due or owing to any party (including the Brokers) with respect to the negotiation or execution of this Lease claiming by or through the Lessor. The indemnification provisions of this Section 25.01 shall survive the expiration or earlier termination of this Lease.

25.2        If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision shall be valid and be enforced to the fullest extent permitted by law.

25.3        Each party agrees at any time, and from time to time, upon not less than ten (10) days’ prior written request from the other party, to execute, acknowledge and deliver to the other party a statement in writing, certifying (if true) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), the dates to which the Net Rent and Additional Rent have been paid and whether or not to the best knowledge of the party executing such statement an Event of Default exists under this Lease or whether any events have occurred which, with the giving of notice or the passage of time, or both, could constitute an Event of Default hereunder, it being intended that any such statement delivered pursuant to this Section may be relied upon by the party which requested the statement to be executed and by any prospective transferee or assignee of this Lease from Lessor or Lessee, any fee mortgagee or purchaser of the fee interest in the Property and any Leasehold Mortgagee.

25.4        Promptly upon the request of either party, either party may record a memorandum of this Lease and any amendments thereto. If a memorandum is to be recorded, the parties shall execute, acknowledge and deliver a memorandum hereof in recordable form, prepared by Lessee, the form and substance of which shall conform to applicable law, but may contain such other provisions of this Lease or the substance thereof, as either party may reasonably require, excepting rental provisions. The foregoing shall also apply with respect to each modification of this Lease.

25.5        Whenever in this Lease Lessor covenants not to unreasonably withhold or delay its consent or approval, if Lessor shall refuse such consent or approval, then Lessee’s sole remedy shall be for specific performance of any such covenant and in no event shall Lessee be entitled to any money damages for a breach of such covenant.

25.6        Notwithstanding anything contained to the contrary in this Lease, whether express or implied, it is agreed that Lessee will look only to Lessor’s fee interest in and to the Property for the collection of any judgment (or other judicial process) requiring the payment of money by Lessor in the event of a breach or default under this Lease by Lessor, and no other property or assets of Lessor or its directors, officers, shareholders, partners, joint venturers or other principals (disclosed or undisclosed) shall be subject to suit or to levy, execution or other enforcement procedures for the satisfaction of any such judgment (or other judicial process).

25.7        Lessee shall at all times keep and maintain full and correct records and books of account of the operations of the Property in accordance with generally accepted accounting principles consistently applied and shall accurately record and preserve the records of such operations. During the existence of an Event of Default, Lessee shall permit Lessor and Lessor’s accountants and fee mortgagees access thereto, with the right to make copies and excerpts therefrom at Lessor’s and such accountants’ and fee mortgagees’ sole cost and expense; provided, however, any such access shall only be provided at reasonable times and hours and only upon reasonable written notice to Lessee for such purposes, and Lessor and Lessor’s accountants and fee mortgagees shall not cause any unreasonable interference with Lessee’s business operations on the Property as a result of any such access.

25.8        The captions of this Lease are for convenience of reference only and in no way define, limit or describe the scope or intent of this Lease or of any provisions thereof, or in any way affect this Lease.

25.9        The use herein of (i) the singular shall include the plural, and (ii) the neuter pronoun in any reference to Lessor or Lessee shall be deemed to include any individual Lessor or Lessee.

25.10      This Lease shall be governed by the laws of the State of Texas in all respects including, without limitation, the validity, construction and performance thereof. Notwithstanding the foregoing, this Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

25.11      There shall be no merger of the leasehold estate created hereby by reason of the fact that the same person or entity may own directly or indirectly, (1) the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (2) the fee estate in the Property. Notwithstanding any such combined ownership, this Lease shall continue in full force and effect until terminated by an instrument executed by both Lessor and Lessee and consented to by any fee mortgagee(s).

25.12      Should either party employ attorneys to enforce any of the provisions of this Lease, the non-prevailing party in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith, including pretrial, trial and all appellate levels. All references in this Lease to the attorneys’ fees will also be deemed to include fees of all legal assistants, fees of the in-house legal staff of Lessor, Lessee and either party’s affiliates, as applicable, and will include all fees incurred through all post-judgment and appellate levels.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be executed as of the Effective Date.

LESSOR:

KURT CHEW, LLC, a Texas limited liability company

By:
Name:	Kurt Chew, LLC
Title:	Member

LESSEE:

AUSTIN CHALK PETROLEUM SERVICES CORP., a Texas corporation

By:
By:
Name:
Title: